Exhibit 99.1

The share exchange described in this notice involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

Securities Code: 7768

Notice of Extraordinary General Meeting of Shareholders

[Measures against COVID-19 at the extraordinary general meeting of shareholders]

・Request to withhold your in-person attendance

Due to the growing concern of COVID-19, we kindly ask you to consider refraining from attending the extraordinary general meeting of shareholders at the physical location to avoid such risk, and instead exercise your voting rights in writing (by mail).

・Request to pre-register attendance at extraordinary general meeting of shareholders

To avoid crowds at the venue, we kindly ask you to register in advance if you are attending the meeting at the venue. Please be advised that those pre-registered shareholders will be given priority to enter the venue. Please refer to the next page for more details.

・Please note that we will not prepare souvenirs for the extraordinary general meeting of shareholders.

Thank you for your understanding in advance.

Date and Time	Friday, February 5, 2021 at 11 a.m.

Venue	Conference room at Head Office of Jeco Co., Ltd. 1-4-1 Fujimi-cho, Gyoda, Saitama (Please see the map at the end)

Agenda	Item 1: Approval of share exchange agreement between Jeco and DENSO Corporation Item 2: Partial amendment to the articles of incorporation

Jeco Co., Ltd.

To shareholders:

Securities Code: 7768

January 21, 2021

1-4-1 Fujimi-cho, Gyoda, Saitama

Jeco Co., Ltd.

President and Representative Director, Satoshi Sugiura

Notice of Convocation for Extraordinary General Meeting of Shareholders

We would like to express our deepest appreciation for your continued support.

As we plan to hold an extraordinary general meeting of shareholders as specified below, we would like to cordially inform you of the meeting.

You may exercise your voting rights in writing in lieu of attending the meeting. Please kindly review the attached Reference Materials for the General Meeting of Shareholders, indicate your vote for or against the proposals on the enclosed Voting Rights Exercise Form, and return it so that it is received by 5:15 p.m. on Thursday, February 4, 2021.

Request for Pre-Registration to Attend Extraordinary General Meeting of Shareholders

In order to prevent the spread of COVID-19, seats at the venue will be arranged at a wide interval and the number of seats will be limited. In order to avoid any confusion at the venue, those pre-registered shareholders will be given priority to enter the venue. Please call us by February 4, 2021 to register in advance if you wish to attend the meeting.

Calls should be made to the following number, and please kindly mention that you are calling to pre-register for the extraordinary general meeting of shareholders.

Phone: 048-556-7114 (reception hours from 8:30 a.m. to 5:15 p.m., except Saturdays and Sundays)

When applying for the pre-registration, we will verify your identification by your address, name and shareholder number.

Information on Exercising Voting Rights

Casting a vote in writing (by mail)	Please indicate your approval or disapproval on the enclosed Voting Rights Exercise Form and mail it without a stamp. The Form should be received by 5:15 p.m. on Thursday, February 4, 2021.
Casting a vote by attending the extraordinary general meeting of shareholders	Please submit the enclosed Voting Rights Exercise Form at the reception desk. (affixing your seal is not required)

Details

1. Date and Time	Friday, February 5, 2021 at 11 a.m.
2. Venue	Conference room at Head Office of Jeco Co., Ltd. 1-4-1 Fujimi-cho, Gyoda, Saitama
3. Agenda	Matters to be resolved: Item 1: Approval of share exchange agreement between Jeco and DENSO Corporation Item 2: Partial amendment to the articles of incorporation
4. Decision made upon calling the meeting	Please notify the company in writing of your intention, if any, to exercise your voting rights in a non-uniform manner and the reason therefor no later than 3 days prior to the day of the extraordinary general meeting of shareholders.

・When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.

・Any major change to the operation of the extraordinary general meeting of shareholders or any change to the Reference Materials for the General Meeting of Shareholders due to the spread of COVID-19 will be posted on the company’s website.

・Pursuant to relevant laws and regulations and Article 15 of the articles of incorporation, the following documents, among those that are required to be provided with this notice, have been posted on our company website and are therefore not included in the Reference Materials for the General Meeting of Shareholders attached to this notice:

- Articles of incorporation of Denso Corporation; and

- Financial Statements and such other documents of Denso Corporation for the latest business year.

Company’s website (https://www.jeco.co.jp)

Reference Materials for the General Meeting of Shareholders

Item 1: Approval of share exchange agreement between Jeco and DENSO Corporation

Jeco Co., Ltd. (“Company”) and DENSO Corporation (“DENSO”) have resolved at their respective Board of Directors meetings held on December 7, 2020 to enter into a share exchange agreement (the “Share Exchange Agreement”) to implement a share exchange (the “Share Exchange”), wherein DENSO will be the wholly-owning parent company and the Company will be the wholly-owned subsidiary. The Share Exchange Agreement was concluded on the same date.

Accordingly, the Company seeks the shareholders’ approval for the Share Exchange Agreement.

The Share Exchange is to be implemented on April 1, 2021 (the “Effective Date of the Share Exchange”), without approval at DENSO’s general meeting of shareholders according to the simplified share exchange procedure pursuant to Article 796, Paragraph 2 of the Companies Act and with approval at the Company’s extraordinary general meeting of shareholders, on the assumption that the necessary permissions and approvals will have been obtained from the relevant authorities, including the notifications to and permission from the competition authorities in each country concerning the business combination.

If this Item 1 is approved by the shareholders, the Company will become a wholly-owned subsidiary of DENSO on the Effective Date of the Share Exchange. Please note that prior to the Effective Date of the Share Exchange, the common shares of the Company (the “Company Shares”) are scheduled to be delisted as of March 30, 2021 (final trading date: March 29, 2021) from the Second Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”).

Background of the Share Exchange, Overview of the Share Exchange Agreement and other matters regarding this Item are as follows.

1. Background of the Share Exchange

DENSO was established in December 1949 under the name Nippon Denso Co., Ltd. as a spin-off from Toyota Motor Co., Ltd. (currently Toyota Motor Corporation). As of March 31, 2020, the Denso group consists of DENSO and its 200 subsidiaries and 88 affiliates (the “DENSO Group”). As a global automotive parts manufacturer, the DENSO Group offers advanced automotive technologies, systems and products. It also conducts development, manufacture and sale in six core areas: “Powertrain Systems”, “Electrification Systems”, “Sensor & Semiconductor”, “Thermal Systems”, and “Mobility Electronics”, each of which mainly relates to automotive parts, and “Non-Automotive Businesses”, which is unrelated to automotive parts.

The Company, on the other hand, was established in February 1952 under the name Nippon Shinkuu Dokei Kabushiki Kaisha for the purpose of manufacturing and selling vacuum clocks with radio control. As of December 7, 2020, the Company group consists of the Company and 2 subsidiaries (the “Company Group”). The Company Group is engaged in the manufacture and sale of automotive equipment, including automotive clocks, air conditioner panels, combination meters and other display devices, electric current sensors, safe driving assistance parts, and other sensors and driving devices, as well as businesses incidental thereto. DENSO first acquired the shares in the Company in 1978, and it has been the largest shareholder in the Company since it replaced Toyota Motor Corporation as the largest shareholder in July 2002.

The environment surrounding the automobile industry, to which the DENSO Group and the Company Group belong, has entered a “period of once-in-a-century transformation”. While population growth, demographic aging, and urbanization are expanding worldwide, and global warming due to CO2 emission and traffic accidents are becoming increasingly important social issues, new leaps in information and intelligent technologies are leading to changes in business models and diversification of people’s values and consumption patterns in society. In the area of mobility, the evolution of IoT (Note 1) and AI (Note 2) is accelerating a movement called “CASE” (Note 3), and a rapid paradigm shift is underway in the mobility society. Under these circumstances, automotive parts suppliers, such as the DENSO Group and the Company Group, are required to develop technologies and products conscious of the rapid transformation in the mobility society, and to make investments to adapt to such transformation. In the automotive parts industry, the restructuring of group structures and the advancement of mergers and alliances centered around the automotive parts manufacturers called Tier 1 is leading to the birth of so-called “mega-supplier” automotive parts manufacturers and competition is expected to further intensify. In addition, due to the spread of COVID-19, the automobile industry as a whole is likely to suffer from a slowdown in sales for a certain period of time. Consequently, there is an urgent need for automotive parts manufacturers to optimize resources and improve efficiency.

In October 2017, the DENSO Group formulated the “DENSO Group Long-term Policy 2030” defining its goals for 2030, in order to achieve sustainable growth even during such period as the aforementioned period of once-in-a-century transformation. In addition to maximizing the values of “Green (environment)” and “Peace of Mind (safety)”, which it has been focusing on, the DENSO Group also seeks to contribute to happiness for everyone in the society through the provision of new values that are “Inspiring” for society. This year, DENSO has faced a dual challenge: the global impact of the COVID-19 pandemic and quality-related issues. Consequently, DENSO launched "Reborn 21," an internal plan. DENSO aims to recommit to maximizing its pillars of "green" (environmentally friendly) and "peace of mind" (safer world for all) and transition to a leaner and more robust corporate structure.

Since its establishment, the Company Group has been supplying automotive manufacturers and other customers with products in the field of automotive clocks and other display products. However, as mentioned above, due to the drastic transformation in the field of display products, including CASE, various information for supporting safe and comfortable driving has been consolidated around the cockpit panels of automobiles. There is an increasing demand for large-size display products for controlling such information, while the demand for on-vehicle products that function independently, such as clocks and air conditioning panels, is on a declining trend. In addition, customer needs, such as those for enhanced functionality and operability and improved design, are becoming more sophisticated every day.

The Company Group’s businesses consist mainly of the manufacture and sale of original brand products and the manufacture and sale of contract manufacturing products for the DENSO Group. However, in recent years, while the sales of the Company’s original brand products have declined, sales of contract manufacturing products for DENSO have grown significantly, accounting for the majority of the Company Group’s sales (sales to DENSO account for 77.3% of the Company’s total sales, and together with sales to Toyota Motor Corporation, 90.8% of the Company’s total sales), and the increase in capital spending to handle the production of such products has become one of the Company’s immediate concerns. Furthermore, in both the display product field and the sensor product field, products mounted on automobiles are shifting to larger-scale system products in recent years, and in order to develop such products, it is necessary to understand the entire vehicle system. Consequently, there is a growing need to build cooperative relationships with major automobile parts manufacturers. In particular, it is considered extremely important for the Company Group to deepen its cooperative relationships with the DENSO Group, to which it supplies a wide variety of products.

Against this backdrop, DENSO began to examine the possibility of a cooperative framework with the Company. As a result, DENSO came to believe that in order to maintain and strengthen its competitive advantage and achieve sustainable growth in such business environment as described above, it is essential for the DENSO Group to be able to promptly respond to dramatic developments. Thus, it is necessary to put in place a framework that enables the optimization, unified management and mutual utilization of the management resources across the groups and pursue agile management through integrated operation of the DENSO Group and the Company Group. DENSO considers that the Company Group has strengths in its expertise and production technology cultivated in the production of clocks and automotive cockpit products, which are the core businesses of the Company Group, such as processing and assembling technology for small resin products, streamlining technology, and decoration and coating technology, as well as its plant management based on the Toyota Production System (TPS). Therefore, if the Company becomes a wholly-owned subsidiary of DENSO, the Company Group would be able to utilize the technology, human and other resources and information of the DENSO Group and carry out businesses that leverage the Company Group’s strengths as a member of the DENSO Group, which would in turn make it possible for the DENSO Group to respond to changes in the business environment and provide more competitive products to customers. Accordingly, DENSO concluded that making the Company a wholly-owned subsidiary would lead to stronger business foundation and increased productivity, and contribute to a steady increase in its corporate value over the medium- to long-term through the utilization of human resources, financial bases and other management resources. After conducting a comparative study with various methods for making the Company a wholly-owned subsidiary, in mid-July 2020, DENSO made a proposal to the Company to examine the possibility of the Share Exchange (the “Proposal”).

In response to the Proposal, the Company also examined the possibility of a cooperative framework with DENSO, and came to the conclusion that by providing its resources to the DENSO Group, the Company will be able to contribute to further strengthening the competitiveness of the DENSO Group.

Although the Company is an equity method affiliate of DENSO as of December 7, 2020, the information disclosed by the DENSO Group to the Company Group is limited and it is difficult to make the most of the DENSO Group’s technology and information in developing the Company Group’s products under the circumstances where the Company is not a wholly-owned subsidiary. If the Company becomes a wholly-owned subsidiary of DENSO through the Share Exchange, the scope of information to be disclosed by the DENSO Group to the Company Group will be significantly expanded and the information such as those on market trends, long-term development strategies, technology and development resources possessed by the DENSO Group will be made available to the Company Group. This would make it possible to increase product competitiveness by making efficient capital investments and concentrated investments based on future prospects. Furthermore, the delisting of the Company Shares is expected to lead to cutting the costs of maintaining the listing and responding to shareholders, and it will eliminate potential conflicts of interest between DENSO and other minority shareholders, thereby enabling the implementation of swift and drastic management measures to enhance corporate value over the medium- to long-term. In addition, as for the method of making the Company a wholly-owned subsidiary, the common shares of DENSO (the “DENSO Shares”) will be issued to the minority shareholders of the Company as consideration for the Share Exchange. By holding the DENSO Shares, the minority shareholders of the Company will be provided with the opportunity to enjoy long-term benefits of the synergy effects expected to result from the Share Exchange, while it would also be possible to convert the highly liquid DENSO Shares into cash from time to time. Therefore, the Company concluded that making the Company a wholly-owned subsidiary by the Share Exchange is also beneficial for the minority shareholders of the Company.

After comprehensively considering the facts, DENSO and the Company reached an agreement on the terms and conditions, including the allotment ratio in the Share Exchange, through discussions and consultations between the two companies. On December 7, 2020, by resolution of the Board of Directors of both companies, we have decided to implement the Share Exchange for the purpose of making the Company a wholly-owned subsidiary of DENSO. This will contribute to increasing the corporate values of both DENSO and the Company and, by extension, the corporate values of both groups, and will also be beneficial to the shareholders of both DENSO and the Company.

(Note 1) IoT means the Internet of Things.

(Note 2) AI means Artificial Intelligence.

(Note 3) CASE stands for Connected, Autonomous, Shared, and Electric.

2. Overview of the Share Exchange Agreement

Details of the Share Exchange Agreement executed by the Company and DENSO on December 7, 2020 are as follows:

Share Exchange Agreement (copy)

This share exchange agreement (“Agreement”) is entered into by and between DENSO Corporation (“DENSO”) and Jeco Co., Ltd. (“Jeco”) dated on December 7, 2020 (“Execution Date of this Agreement”) as follows.

Article 1 (Share Exchange)

1.     In accordance with the provisions of this Agreement, DENSO and Jeco shall exchange shares (“Share Exchange”), with DENSO as the wholly-owning parent company and Jeco as the wholly-owned subsidiary.

2.     The trade names and addresses of the wholly-owning parent company and the wholly-owned subsidiary pertaining to the Share Exchange shall be as follows:

(1) Wholly-owning parent company

Trade name: DENSO Corporation

Address: 1-1, Showa-cho, Kariya, Aichi

(2) Wholly-owned subsidiary

Trade name: Jeco Co., Ltd.

Address: 1-4-1 Fujimi-cho, Gyoda, Saitama

Article 2 (Matters Concerning Number of Shares to be Delivered upon Share Exchange and Allotment Thereof)

1.     Upon the Share Exchange, DENSO shall deliver to the shareholders of Jeco (excluding DENSO; hereinafter “Shareholders Entitled to Allotment”) who are listed or recorded on the shareholder registry of Jeco as of the time immediately prior to the time at which DENSO acquires all of the issued shares in Jeco under the Share Exchange (the “Base Time”), the number of common shares of DENSO calculated by multiplying the total number of common shares of Jeco held by each Shareholder Entitled to Allotment by 0.55, and, for 1 common share of Jeco held by such Shareholders Entitled to Allotment, DENSO shall allot common shares of DENSO at the ratio of 1:0.55.

2.     If the common shares of DENSO to be delivered by DENSO to the Shareholders Entitled to Allotment pursuant to the preceding paragraph includes a fraction of less than one (1) share, DENSO shall handle such fraction in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 3 (Matters Concerning Amount of Capital and Reserves of Wholly-owning Parent Company)

The Share Exchange shall not change the amount of capital and reserves of DENSO.

Article 4 (Effective Date)

The effective date of the Share Exchange (“Effective Date”) shall be April 1, 2021; provided, however, that the Effective Date may be changed upon consultation and agreement between DENSO and Jeco, if necessary, depending on the progress of the procedures for the Share Exchange.

Article 5 (Duty of Care)

1.     During the period from the Execution Date of this Agreement until the Effective Date, DENSO and Jeco shall each conduct their businesses and manage their assets with duty of care, and shall cause their respective subsidiaries to conduct their own businesses and manage their assets with the duty of care.

2.     During the period from the Execution Date of this Agreement until the Effective Date, unless otherwise provided for in this Agreement, DENSO and Jeco shall, or cause their subsidiaries to, conduct any acts that would materially affect their assets or rights and obligations or the share exchange ratio set forth in Article 2 (“Share Exchange Ratio”), upon prior consultation and agreement between DENSO and Jeco. DENSO and Jeco shall notify the other party of occurrence of any events that materially affect their assets or rights and obligations or the Share Exchange Ratio.

Article 6 (General Meeting of Shareholders)

1.     Pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act, DENSO shall implement the Share Exchange without obtaining approval at a general meeting of shareholders as specified in Article 795, Paragraph 1 of the Companies Act; provided, however, that if approval for this Agreement at DENSO’s general meeting of shareholders is required pursuant to the provisions of Article 796 Paragraph 3 of the Companies Act, DENSO shall seek approval at a general meeting of shareholders for this Agreement, no later than the day immediately preceding the Effective Date.

2.     Jeco shall seek approval for this Agreement at a general meeting of shareholders pursuant to the provisions of Article 783, Paragraph 1 of the Companies Act, no later than the day immediately preceding the Effective Date.

Article 7 (Cancellation of Treasury Shares)

In accordance with a resolution of Jeco’s Board of Directors meeting to be held by no later than the day prior to the Effective Date, Jeco shall cancel, as at the time immediately prior to the Base Time, all of the treasury shares held by Jeco at the time immediately prior to the Base Time (including the shares to be acquired by Jeco from the purchase of shares based on the dissenting shareholders’ share purchase demands under Article 785, Paragraph 1 of the Companies Act that are exercised upon the Share Exchange).

Article 8 (Amendment of Articles of Incorporation)

Jeco shall, at the general meeting of shareholders of Jeco set forth in Article 6, Paragraph 2, submit a proposal of amendment to the articles of incorporation to delete the provisions of Article 13 (Record Date for Ordinary General Meeting of Shareholders) from the articles of incorporation of Jeco as of March 30, 2021 and seek approval for such proposal, on the condition that this Agreement has not been terminated pursuant to the provisions of Article 9 and has not become invalid pursuant to the provisions of Article 10 by March 30, 2021.

Article 9 (Amendment and Termination of this Agreement)

During the period from the Execution Date of this Agreement until the Effective Date, if any material change occurs or is found in the financial condition or operating results of DENSO or Jeco, if any event that may materially hinder the implementation of the Share Exchange pursuant to this Agreement occurs or is found (including any event that would have a material effect on the Share Exchange Ratio) or if it becomes otherwise difficult to achieve the purpose of the Share Exchange, DENSO and Jeco may amend or terminate this Agreement upon good faith consultation and agreement.

Article 10 (Effect of this Agreement)

This Agreement shall become null and void if: (i) DENSO fails to obtain approval for this Agreement at DENSO’s general meeting of shareholders by the day immediately preceding the Effective Date, in the case such approval is required pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act; (ii) Jeco fails to obtain approval for this Agreement at its general meeting of shareholders by the day immediately preceding the Effective Date or fails to obtain approval for the amendment of the articles of incorporation at its general meeting of shareholders as provided in the provisions of Article 8 by March 30, 2021; (iii) the approval of the relevant authorities required to implement the Share Exchange under the laws of Japan and foreign countries is not obtained by the day immediately preceding the Effective Date; or (iv) this Agreement is terminated pursuant to the provisions of the preceding Article.

Article 11 (Burden of Expenses)

Any expenses for public notices and other expenses required for the execution of, or in relation to, this Agreement shall be borne by DENSO and Jeco, respectively.

Article 12 (Consultation)

Any matters not set forth in this Agreement that are necessary in connection with the Share Exchange shall be determined in accordance with the purposes of this Agreement through consultation between DENSO and Jeco.

IN WITNESS WHEREOF, DENSO and Jeco have executed this Agreement in duplicate by placing their signatures and seals thereon, and each party shall keep one (1) copy thereof.

December 7, 2020

DENSO:    1-1, Showa-cho, Kariya, Aichi

DENSO Corporation

Koji Arima, President and CEO

Jeco:         1-4-1 Fujimi-cho, Gyoda, Saitama

Jeco Co., Ltd.

Satoshi Sugiura, President and Representative Director

3. Matters concerning appropriateness of consideration for exchange

(1) Matters concerning appropriateness of total number of shares as consideration for exchange

A. Details of the allotment in the Share Exchange

	DENSO (wholly-owning parent company in the share exchange)	Company (wholly-owned subsidiary in the share exchange)
Allotment ratio for the Share Exchange	1	0.55
Number of shares to be delivered under the Share Exchange	DENSO’s common shares: 450,115 shares (scheduled)

(Note 1) Allotment ratio of shares

For each share of the Company Shares, 0.55 shares of the DENSO Shares (the “Share Exchange Ratio”) will be delivered by allotment. However, no DENSO Shares will be allotted under the Share Exchange for the Company Shares which DENSO holds (590,025 shares as of December 7, 2020).

In the event of any significant changes to the terms which provide the bases for the calculations, the Share Exchange Ratio may be modified upon consultation and agreement between both companies.

(Note 2) Number of the DENSO Shares to be delivered under the Share Exchange

Upon the Share Exchange, DENSO will deliver to the shareholders of the Company (excluding DENSO) as of the time immediately prior to the time at which DENSO acquires all of the issued shares in the Company (excluding the Company Shares held by DENSO (590,025 shares as of December 7, 2020)) under the Share Exchange (the “Base Time”), instead of the Company Shares that DENSO holds, the number of the DENSO Shares calculated based on the Share Exchange Ratio as described in the table above.

In accordance with a resolution of the Company’s Board of Directors meeting to be held by no later than the day prior to the Effective Date of the Share Exchange, the Company will cancel all of the treasury shares that it holds at the time immediately prior to the Base Time (including the shares to be acquired by the Company in response to the dissenting shareholders’ share purchase demands under Article 785, Paragraph 1 of the Companies Act that are exercised in relation to the Share Exchange) at the time immediately prior to the Base Time. The number of shares to be delivered under the Shares Exchange is subject to change for reasons such as the acquisition and cancellation of the treasury shares in the Company.

In addition, all treasury shares held by DENSO (13,042,200 shares as of September 30, 2020) are to be appropriated to DENSO Shares to be delivered under the Share Exchange, and DENSO does not plan to issue any new shares.

　　　　(Note 3) Handling of shares constituting less than one unit

Shareholders of the Company Shares who hold shares in DENSO constituting less than one unit (shares constituting less than 100 shares) as a result of the Share Exchange may use the following systems regarding the DENSO Shares. Shares constituting less than one unit cannot be sold on financial instrument exchanges.

(i)	Additional purchase system for shares constituting less than one unit (additional purchase of shares to constitute 100 shares)

Pursuant to Article 194, Paragraph 1 of the Companies Act and Article 10 of the Articles of Incorporation of DENSO, this is a system whereby shareholders holding shares in DENSO constituting less than one unit may demand that DENSO sell the number of the DENSO Shares that, when added to the shares constituting less than one unit held by such shareholders, will equal to one unit, and allows such shareholders to purchase such shares from DENSO.

(ii)	Buyback system for shares constituting less than one unit (sale of shares constituting less than 100 shares)

Pursuant to Article 192, Paragraph 1 of the Companies Act, this is a system whereby shareholders holding shares in DENSO constituting less than one unit may demand that DENSO buy back the shares constituting less than one unit held by such shareholders.

　　　　(Note 4) Treatment of fractions less than one share

With respect to shareholders of the Company who will receive the allotment of any fraction less than one share of the DENSO Shares as a result of the Share Exchange, pursuant to Article 234 of the Companies Act and other related laws and regulations, DENSO will sell the DENSO Shares equivalent to the total number of such fractions (if there is any fraction less than one in the total number, such fraction shall be rounded down), and the sale proceeds will be paid in cash to such shareholders in proportion to such fractions.

B. Calculation basis of the details of the allotment in the Share Exchange

(A) Basis and reasons for the details of the allotment

As described in “1. Background of the Share Exchange” above, DENSO made the Proposal to the Company in mid-July 2020, and as a result of serious discussions and negotiations between both companies, DENSO came to the conclusion that making the Company a wholly-owned subsidiary is the best decision to enhance the respective corporate values of DENSO and the Company, and ultimately, to enhance the corporate value of the entire group of both companies.

In determining the Share Exchange Ratio to be used for the Share Exchange as described in “A. Details of the allotment in the Share Exchange” above, DENSO and the Company have decided to request a third-party calculation agent independent from both companies to calculate the allotment ratio in the Share Exchange in order to ensure the fairness and appropriateness of the Share Exchange. DENSO has selected Nomura Securities Co., Ltd. (“Nomura Securities”) and the Company has selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) as the respective third-party calculation agents. Further, as the respective legal advisors independent from both companies, DENSO has selected Uruma Law Offices Legal Professional Corporation and Anderson Mōri & Tomotsune, and the Company has selected TMI Associates, and started considerations on a full scale.

As described in “A. Measures to ensure fairness” under “(3) Matters given due consideration so as not to harm the interests of the Company’s shareholders” below, based on the calculation report of the Share Exchange Ratio that DENSO received as of December 4, 2020 from Nomura Securities, the third-party calculation agent, and the advice from Uruma Law Offices Legal Professional Corporation and Anderson Mōri & Tomotsune, the legal advisors, DENSO conducted careful consultations and examinations. As a result, it reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of DENSO, and therefore, determined that it is appropriate to implement the Share Exchange pursuant to the Share Exchange Ratio.

As described in “A. Measures to ensure fairness” under “(3) Matters given due consideration so as not to harm the interests of the Company’s shareholders” below, based on the calculation report of the Share Exchange Ratio that the Company received as of December 7, 2020 from Mizuho Securities, the third-party calculation agent, and the advice from TMI Associates, the legal advisor, and as described in “B. Measures to avoid conflicts of interest” under “(3) Matters given due consideration so as not to harm the interests of the Company’s shareholders” below, based on the written reports received from a special committee consisting of independent committee members that have no interest in DENSO (the “Special Committee”), the Company conducted careful consultations and examinations. As a result, it reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Company, and, for the Company, which is expected to post an operating loss in the year ended March 31, 2021. The Share Exchange will lead to the recovery of the Company's management, and ultimately contribute to the interests of the shareholders of the Company, and therefore, determined that it is appropriate to implement the Share Exchange pursuant to the Share Exchange Ratio.

In addition to the above, DENSO and the Company carefully considered the results of due diligence conducted by both companies against the other party, and comprehensively considered factors such as the financial conditions, state of assets, future prospects and share price movements of DENSO and the Company, and held negotiations and consultations on several occasions between both companies.

As a result, DENSO and the Company reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of both companies, and obtained approvals at their respective Board of Directors meetings, and concluded the Share Exchange Agreement by and between both companies.

(B) Matters related to the calculation

(i)	Names of the calculation agents and their relationships with the listed company and the other company

Both Nomura Securities, which is the third-party calculation agent for DENSO, and Mizuho Securities, which is the third-party calculation agent for the Company, are calculation agents independent from DENSO and the Company. They are not related parties of DENSO and the Company and do not have any important interest that should be stated in relation to the Share Exchange.

(ii)	Summary of the calculation

In the calculation, Nomura Securities adopted (a) the average market price method since the DENSO Shares are listed on the First Section of the Tokyo Stock Exchange and the First Section of Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”) and the Company Shares are listed on the Second Section of the Tokyo Stock Exchange and thus their market prices are available, (b) the comparable company analysis method since there are listed companies comparable to both DENSO and the Company and thus it is possible to infer the values of their shares using the comparable company analysis method and (c) the discounted cash flow (“DCF”) method to reflect the status of future business activities in the valuation.

Outlined below are the valuation ranges of the Company obtained using each of the valuation methods assuming that the value per share of the DENSO Shares is 1:

Adopted Method	Result of Calculation of Stock Exchange Ratio
Average market price method	0.45 - 0.55
Comparable company analysis method	0.32 - 1.13
DCF method	0.51 - 0.73

For the purposes of the average market price method, Nomura Securities designated December 3, 2020 as the calculation base date and used the closing prices on the Tokyo Stock Exchange on the calculation base date and the simple average closing prices for the 5-business day, 1-month, 3-month and 6-month periods ending on the calculation base date.

In calculating the above stock exchange ratios, Nomura Securities assumed that the public information and all information provided to Nomura Securities was accurate and complete, and Nomura Securities has not independently verified the accuracy and completeness of such information. It has not independently evaluated, appraised or assessed the assets or liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of the companies and their affiliates, including to analyze and evaluate their individual assets and liabilities, or has not requested any third-party organization to appraise or assess such assets and liabilities. The companies’ respective financial forecasts (including profit planning and other information) were assumed to have been reasonably reviewed or prepared by their management based on the best and good-faith forecasts and judgments currently available. Nomura Securities’ calculations reflect information and economic conditions obtained by it before December 3, 2020. The sole purpose of Nomura Securities’ calculations is to serve as a reference for the consideration of the Share Exchange Ratio by the Board of Directors of DENSO.

The future outlook of DENSO, which Nomura Securities used as a basis for the calculation by the DCF method, includes fiscal years in which significant increase in profits is expected. Specifically, in the fiscal years ending March 2021 and March 2022, operating profits are expected to record a significant increase of 30% or more compared with the previous fiscal years respectively. The increase in profits in the fiscal year ending March 2021 is primarily due to the impact of the significant slowdown in the market caused by the spread of COVID-19 on the profitability and the significant increase in one-time expenses resulting from the recording of quality costs, etc. in the fiscal year ended March 2020, and the increase in profits in the fiscal year ending March 2022 is primarily due to the expected recovery from the decrease in vehicle production reflected in the earnings estimates for the fiscal year ending March 2021. The future financial outlook of the Company includes fiscal years in which significant increase and decrease in profits are expected. Specifically, in the fiscal years ending March 2022, March 2023 and March 2024, operating profits are expected to record a significant increase of 30% or more compared with the previous fiscal years respectively, and in the fiscal years ending March 2021 and March 2026, operating profits are expected to record a significant decrease of 30% or more compared with the previous fiscal years respectively. The decrease in profits in the fiscal year ending March 2021 is primarily due to the decrease in operating rate caused by the deterioration in the current economic conditions triggered by the impact of the spread of COVID-19. The increase in profits in the fiscal year ending March 2022 is primarily due to the recovery in earnings based on the estimate that the operating rate decreased due to the spread of COVID-19 reflected in the earnings estimates for the fiscal year ending March 2021 will return to normal. The increase in profits in the fiscal year ending March 2023 is primarily due to the sales growth and profit contribution resulting from the conversion of existing products to new products and the start of production of new models in which such new products are to be installed. The increase in profits in the fiscal year ending March 2024 is primarily due to the sales growth and profit contribution resulting from the continuing conversion to new products and the increase in production of such new products. Finally, the decrease in profits in the fiscal year ending March 2026 is primarily due to the sales decline and loss of profits resulting from the termination of production of certain products. These financial forecasts do not assume the implementation of the Share Exchange.

On the other hand, Mizuho Securities conducted the calculation using (a) the market price method (in which December 4, 2020 is designated as the calculation base date and the average closing prices for the 1-month, 3-month and 6-month periods ending on the calculation base date are used) since the DENSO Shares are listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and the Company Shares are listed on the Second Section of the Tokyo Stock Exchange and thus their market prices are available, and (b) the DCF method to reflect the status of future business activities of the companies in the calculation.

Mizuho Securities’ Share Exchange Ratio Calculation Report was prepared as reference information for the determination of the share exchange ratio by the Board of Directors of the Company and does not represent any opinion about the fairness of the share exchange ratio agreed and determined between the parties.

Outlined below are the valuation ranges obtained using each of the valuation methods assuming that the value per share of the DENSO Shares is 1:

Adopted Method	Result of Calculation of Stock Exchange Ratio
Market price method	0.44 - 0.54
DCF method	0.39 - 0.59

 In calculating the above stock exchange ratios, Mizuho Securities used information provided by both companies and information disclosed to the public, etc., assumed that all such materials and information, etc. were accurate and complete and has not independently verified the accuracy and completeness of such materials and information, etc. It also has not independently evaluated, appraised or assessed the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of the companies and their subsidiaries and affiliates. It has not analyzed or evaluated each of their individual assets and liabilities, and has not requested any third-party organization to appraise or assess such assets and liabilities. In addition, the companies’ future business outlooks and financial forecasts were assumed to have been prepared by their management reasonably and by appropriate means based on the best forecasts and judgments currently available. Mizuho Securities calculated the share exchange ratio on the basis of information and economic conditions as of December 4, 2020.

The financial forecasts of DENSO and the Company, which Mizuho Securities used as a basis for the calculation by the DCF method, include fiscal years in which significant increase and decrease in profits are expected. Specifically, in the fiscal years ending March 2021 and March 2022, operating profits of DENSO are expected to record a significant increase of 30% or more compared with the previous fiscal years respectively. The increase in profits in the fiscal year ending March 2021 is primarily due to the impact of the significant slowdown in the market caused by the spread of COVID-19 on the profitability and the significant increase in one-time expenses resulting from the recording of quality costs, etc. in the fiscal year ended March 2020. The increase in profits in the fiscal year ending March 2022 is primarily due to the expected recovery from the decrease in vehicle production reflected in the earnings estimates for the fiscal year ending March 2021. For the Company, in the fiscal years ending March 2022, March 2023 and March 2024, operating profits are expected to record a significant increase of 30% or more compared with the previous fiscal years respectively, and in the fiscal years ending March 2021 and March 2026, operating profits are expected to record a significant decrease of 30% or more compared with the previous fiscal years respectively. Specifically, the decrease in profits in the fiscal year ending March 2021 is primarily due to the decrease in operating rate caused by the deterioration in the current economic conditions triggered by the impact of the spread of COVID-19, and the increase in profits in the fiscal year ending March 2022 is primarily due to the recovery in earnings based on the estimate that the operating rate decreased due to the spread of COVID-19 reflected in the earnings estimates for the fiscal year ending March 2021 will return to normal. The increase in profits in the fiscal year ending March 2023 is primarily due to the sales growth and profit contribution resulting from the conversion of existing products to new products and the start of production of new models in which such new products are to be installed. The increase in profits in the fiscal year ending March 2024 is primarily due to the sales growth and profit contribution resulting from the continuing conversion to new products and the increase in production of such new products. The decrease in profits in the fiscal year ending March 2026 is primarily due to the sales decline and loss of profits resulting from the termination of production of certain products. These financial forecasts do not assume the implementation of the Share Exchange.

(2) Reasons for choosing the DENSO shares as consideration for exchange

DENSO and the Company have chosen the common shares of DENSO, the wholly owning parent company in the Share Exchange, as consideration for the Share Exchange.

The Company has determined that it is appropriate to choose the DENSO Shares as consideration for the Share Exchange, taking into consideration that (i) the delivery of the DENSO Shares to the minority shareholders of the Company as consideration for the Share Exchange will provide the shareholders of the Company, through the holding of the DENSO Shares, an opportunity to enjoy long-term benefits from the synergy effects generated from making the Company a wholly owned subsidiary as a result of the Share Exchange and (ii) the DENSO Shares can be converted into cash at any time since they are listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and will continue to have liquidity and trading opportunities after the Effective Date of the Share Exchange.

Please note that upon the Share Exchange, the Company will become a wholly-owned subsidiary of DENSO as of April 1, 2021 (scheduled), the Effective Date of the Share Exchange, and prior to this, the Company Shares will be delisted as of March 30, 2021 (final trading date will be March 29, 2021), pursuant to the delisting standards of the Tokyo Stock Exchange, following the prescribed procedures. After the delisting, the Company Shares will no longer be traded on the Tokyo Stock Exchange. However, even after the delisting of the Company Shares, the DENSO Shares to be allotted to the Company’s shareholders (excluding DENSO) through the Share Exchange will continue to be listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange, and the DENSO Shares will still be able to be traded on the financial instruments exchange market after the Effective Date of the Share Exchange. Accordingly, we believe liquidity of shares will be ensured to the Company’s shareholders who hold at least 182 Company Shares as of the Base Time and are allotted at least 100 DENSO Shares, a set of shares constituting 1 unit of DENSO Shares, through the Share Exchange.

On the other hand, Company’s shareholders who hold the Company Shares in the number less than 182 shares at the Base Time will be allotted DENSO Shares in the number less than 1 unit (100 shares) of DENSO Shares. Although such shares not fully constituting 1 unit cannot be sold on the financial instruments exchange market, shareholders who end up holding the shares less than 1 unit may request DENSO to purchase their shares that do not fully constitute 1 unit. Such shareholders may also purchase from DENSO additional shares which, by adding to the shares already held, will constitute 1 unit. For details, please refer to “(Note 3) Handling of shares constituting less than one unit” under “A. Details of the allotment in the Share Exchange” under “(1) Matters concerning appropriateness of total number of shares as consideration for exchange” above. In addition, please refer to “(Note 4) Treatment of fractions less than one share” under “A. Details of the allotment in the Share Exchange” under “(1) Matters concerning appropriateness of total number of shares as consideration for exchange” above for details of the treatment of fractions less than 1 share resulting from the Share Exchange.

Please note that the Company’s shareholders will continue to be able to trade their Company Shares until the final trading date of March 29, 2021 (scheduled) on the Second Section of the Tokyo Stock Exchange.

(3) Matters given due consideration so as not to harm the interests of the Company’s shareholders

A. Measures to ensure fairness

Given the circumstances such as DENSO already holds 590,025 Company Shares (35.21% (rounded down to 2 decimal places; the same applies to the calculation of shareholding ratio) of the total number of 1,675,805 issued shares as of September 30, 2020), which makes the Company an equity method affiliate of DENSO, DENSO and the Company have considered it necessary to ensure fairness of the Share Exchange and have accordingly implemented the measures to ensure fairness as follows.

(A) Obtaining calculation report from independent third-party calculation agents

DENSO and the Company have selected Nomura Securities and Mizuho Securities, respectively, as a third-party calculation agents, and each has obtained a calculation report on the share exchange ratio. For the overview of the calculation reports, see “(B) Matters related to the calculation” under “B. Calculation basis of the details of the allotment in the Share Exchange” under “(1) Matters concerning appropriateness of total number of shares as consideration for exchange” above. Please note that neither DENSO nor the Company have obtained from their third-party calculation agent a written opinion (fairness opinion) confirming that the Share Exchange Ratio is appropriate or fair from a financial point of view.

(B) Advice from independent law firms

DENSO has selected Uruma Law Offices Legal Professional Corporation and Anderson Mōri & Tomotsune as its legal advisors and has been receiving legal advice on the Share Exchange procedures and DENSO’ s decision making approach and process. Uruma Law Offices Legal Professional Corporation and Anderson Mōri & Tomotsune are independent of, and have no material interests in, DENSO and the Company.

Meanwhile, the Company has selected TMI Associates as its legal advisor and has been receiving legal advice on Share Exchange procedures and the Company’s decision making approach and process. TMI Associates is independent of, and has no material interests in, DENSO and the Company.

B. Measures to avoid conflicts of interest

Given the circumstances such as DENSO already holds 35.21% of the total number of the Company’s issued shares, which makes the Company an equity method affiliate of DENSO, the Company has taken the following measures to avoid conflicts of interest in addition to the measures described in “A. Measures to ensure fairness” above.

(A) Establishment of Special Committee and receipt of written report

In response to the Proposal from DENSO in mid-July 2020, the Company established a Special Committee on July 17, 2020 consisting of a total of 3 members, namely Mr. Tadashi Ohe (attorney; Tadashi Ohe & Yutaka Tanaka Law Office), an outside director of the Company who has no interests in DENSO and has been filed with the Tokyo Stock Exchange as an independent officer, and 2 outside experts. The Special Committee is intended to ensure careful decision making by the Company regarding the Share Exchange, to eliminate the possibility of arbitrariness and conflicts of interest in the decision making process of the Company’s Board of Directors to ensure the fairness, and to confirm that making a decision at the said Board of Directors to effect the Share Exchange would not be disadvantageous to the Company’s minority shareholders. The Company has consulted the Special Committee about: (a) reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to enhancing the Company’s corporate value); (b) appropriateness of the terms of the Share Exchange (including appropriateness of the ways to implement the Share Exchange and types of consideration); (c) fairness of the Share Exchange procedures (including discussion for what kind of measures to ensure fairness should be taken to what extent); (d) confirmation that the Share Exchange is not disadvantageous to the Company’s minority shareholders considering (a) through (c) above; and finally (e) whether the Share Exchange should be conducted or not considering (a) through (d) above (collectively, “Consulted Matters”). The Company has also given the Special Committee the authority to: (I) conduct investigations concerning the Share Exchange (including to inquire, and request explanation from, any officers or employees of the Company related to the Share Exchange or any advisors to the Company concerning the Share Exchange about any matters necessary for consideration of the Consulted Matters); (II) request the Company to (i) communicate to the other party any proposals and other opinions or questions made by the Special Committee and (ii) set an opportunity for the Special Committee to directly consult with the other party (including its officers and employees involved in the Share Exchange and its advisors concerning the Share Exchange; (III) not approve an advisor appointed by the Company if it considers questionable about the independence of the advisor appointed by the Company, in which case the Company must respect the intention of the Special Committee to the maximum extent possible; and (IV) appoint separate advisors to the Special Committee at the expense of the Company if the Special Committee deemed particularly necessary. The selection of two outside experts to be the members of the Special Committee was left to the discretion of Mr. Tadashi Ohe, the outside director of the Company, and Mr. Tadashi Ohe subsequently selected Mr. Ryosuke Koike (attorney; Okuno & Partners) and Mr. Masahiko Yasuda (certified public accountant; Benedi Consulting Co., Ltd.), both of whom do not have any interests in DENSO, and they were approved at the Company’s Board of Directors meeting on August 6, 2020.

The Special Committee held a total of 8 meetings from August 25, 2020 to December 4, 2020, collected information and held discussions from time to time as necessary to carefully consider the Consulted Matters. Specifically, the Special Committee, first of all, confirmed and assured the independence and expertise of the financial advisor and the third-party calculation agent, Mizuho Securities, and the legal advisor, TMI Associates, which had been appointed by the Company, and approved their appointment. Subsequently, the Special Committee received explanations from the Company on the purpose of the Share Exchange, the background of the Share Exchange, the procedures and contents of the Company’s business plan, which is the basis for calculating the allocation ratio for the Share Exchange, and the discussion framework and decision making approach for the Share Exchange. The Special Committee also sent DENSO a questionnaire regarding the purpose and other matters concerning the Share Exchange and received explanations from DENSO on, among other things, the purpose of the Share Exchange, the background of the Share Exchange, the reason for choosing the share exchange, the management policy and treatment of employees after the Share Exchange, and its opinion on the Share Exchange Ratio, followed by question-and-answer sessions. The Special Committee also received advice from TMI Associates, the Company’s legal advisor, on the decision making approach of the Company’s Board of Directors concerning the Share Exchange, the operation of the Special Committee, and other measures to ensure the fairness of the procedures relating to the Share Exchange and measures to avoid conflicts of interest, and was briefed on the results of legal due diligence on DENSO, followed by question-and-answer sessions. Further, the Special Committee was briefed on the results of financial and tax due diligence on DENSO from Yamada Consulting Group Co., Ltd. and Grant Thornton Yamada & Partners, which have conducted the due diligence at the request of the Company, followed by question-and-answer sessions. In addition, the Special Committee received explanations from Mizuho Securities, the Company’s financial advisor and third-party calculation agent, on the calculation method of the allocation ratio for the Share Exchange and the calculation results, followed by question-and-answer sessions, and reviewed the reasonableness of the calculation method and results. Finally, upon the advice of Mizuho Securities and TMI Associates, the Special Committee was also substantially involved in the negotiations with DENSO, including by determining the negotiation policy for the allotment ratio and other matters related to the Share Exchange, receiving reports on the details of the negotiations from time to time and giving instructions as necessary.

Following above procedures, the Special Committee carefully discussed and reviewed the Consulted Matters and submitted a written report to the Company’s Board of Directors as of December 7, 2020 confirming that the decision concerning the Share Exchange is not disadvantageous to the Company’s minority shareholders and to implement the Share Exchange is reasonable.

(B) Approval of all directors excluding those directors having interests and relationships

The proposal of the Share Exchange presented at the Company’s Board of Directors meeting has been unanimously approved by 6 directors of the Company, who do not have any interests in DENSO. All 3 auditors of the Company did not participate in the deliberation on the Share Exchange at the Board of Directors meeting mentioned above, nor did they participate in discussion and negotiation for the Share Exchange in order to avoid any potential conflicts of interest, since Mr. Naoki Iwatani was transferred from DENSO to the Company until June 2020, Mr. Atsuhiko Shimmura serves as a standing auditor for DENSO and Mr. Atsushi Hayashida serves as Head of Cockpit Systems Business Unit and as a board member of DENSO.

(4) Matters concerning appropriateness of amount of capital and reserves of to-be wholly owning parent company, DENSO

The Share Exchange will not change the amount of capital and reserves of DENSO. This has been determined within the scope of laws and regulations after comprehensively considering and examining DENSO’ s financial condition, capital policy and other circumstances, and it is deemed appropriate.

4. Matters of reference regarding consideration for exchange

(1) Articles of incorporation of DENSO

The articles of incorporation of DENSO are available on the Company’s website (https://www.jeco.co.jp) in accordance with laws and regulations and Article 15 of the articles of incorporation of the Company.

(2) Matters concerning methods of converting the consideration for exchange into cash

A. Market on which the consideration for exchange is traded

The DENSO Shares are traded on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange.

B. Person acting as intermediary, broker or agent in trading the consideration for exchange

Intermediation, brokerage, etc. for transactions of the DENSO Shares are carried out by financial instruments business operators (securities firms) nationwide.

C. Details of restriction on transfer or other disposition of the consideration for exchange (if any)

There is no such restriction applicable.

(3) Matters concerning market price of the consideration for exchange (if available)

Calculated based on the business day immediately preceding the day on which the execution of the Share Exchange Agreement was announced (December 7, 2020), the average closing prices of the DENSO Shares for the 1-month, 3-month and 6-month periods were 5,160 yen, 4,879 yen and 4,532 yen respectively on the First Section of the Tokyo Stock Exchange and 5,148 yen, 5,148 yen and 4,443 yen respectively on the First Section of the Nagoya Stock Exchange. The latest market prices of the DENSO Shares are available on the websites of the Tokyo Stock Exchange (https://www.jpx.co.jp/) and the Nagoya Stock Exchange (http://www.nse.or.jp/).

(4) Details of balance sheets of DENSO for each business year of which last day has arrived in the past five years

Since DENSO has filed its securities reports for each business years pursuant to the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, descriptions are omitted.

5. Matters concerning appropriateness of the provisions for share options pertaining to the Share Exchange

There are no such matters applicable, since the Company has not issued any share options or bonds with stock acquisition rights.

6. Matters concerning financial statements

(1) Details of financial statements for the most recent business year of DENSO

The details of financial statements for the most recent business year of DENSO (year ended March 2020) have been made available on the Company’s website (https://www.jeco.co.jp) in accordance with laws and regulations and Article 15 of the articles of incorporation of the Company.

(2) Details of any disposition of major assets, assumption of major obligations or any other event having a material impact on the status of company assets that has occurred after the last day of the most recent business year

A. Company

(A) The Company entered into the Share Exchange Agreement based on the resolution passed at the Board of Directors meeting held on December 7, 2020 regarding the Share Exchange with DENSO. Details of the Shares Exchange Agreement are as set forth in “2. Overview of the Share Exchange Agreement” above.

(B) In accordance with a resolution of the Company’s Board of Directors meeting to be held by no later than the day prior to the Effective Date of the Share Exchange, the Company will cancel all of the treasury shares that it holds at the time immediately prior to the Base Time (including the shares to be acquired by the Company in response to the dissenting shareholders’ share purchase demands under Article 785, Paragraph 1 of the Companies Act that are exercised in relation to the Share Exchange) at the time immediately prior to the Base Time.

B. DENSO

DENSO entered into the Share Exchange Agreement based on the resolution passed at the Board of Directors meeting held on December 7, 2020 regarding the Share Exchange with the Company. Details of the Shares Exchange Agreement are as set forth in “2. Overview of the Share Exchange Agreement” above.

Item 2: Partial amendment to the articles of incorporation

We would like to ask for your approval for the following partial amendment to the articles of incorporation of the Company.

1. Reason for amendment

Upon the Share Exchange coming into effect, the Company will become a wholly-owned subsidiary of DENSO and the record date provided in the articles of incorporation for the Company's annual meetings of shareholders will no longer be necessary. Accordingly, for the purpose of deleting the provisions of the articles of incorporation relating to the annual meetings of shareholders, the Company intends to partially amend its articles of incorporation to delete Article 13 (Record Date for Annual Meetings of Shareholders) and to change relevant article numbers effective from March 30, 2021, provided that Item 1 (Approval of share exchange agreement between Jeco and DENSO Corporation) is approved at this extraordinary general meeting of shareholders, the Share Exchange Agreement has not been terminated, and no event has occurred which causes the Share Exchange Agreement to lose its effect.

2. Details of amendment

The details of amdement are as follows:

(underlines indicate the parts to be amended)

Current articles of incorporation	Proposed amendment
Article 1- Article 12 (omitted)	Article 1- Article 12 (omitted)
(Record Date for Annual Meetings of Shareholders)	(deleted)
Article 13 The record date for voting at an annual meeting of shareholders of the Company shall be March 31 of each year.
Article 14	Article 13
…(omitted)	…(omitted)
Article 36	Article 35

End

(Translation)

To Shareholders:

Information Disclosure on the Internet Concerning
Notice of Convocation for Extraordinary General Meeting of Shareholders

January 21, 2021

Jeco Co., Ltd.

■	Table of Contents

Reference Documents for General Meeting of Shareholders

・	Articles of Incorporation of DENSO CORPORATION	P. 1

・	Contents of the Financial Statements, etc. for the Most Recent Business Year of DENSO CORPORATION	P. 6

・	Reference	P.70

The items listed above are provided to shareholders on our website (https://www.jeco.co.jp) in accordance with laws and regulations and Article 15 of our articles of incorporation.

ARTICLES OF INCORPORATION OF DENSO CORPORATION

CHAPTER 1 GENERAL

Article 1 (Corporate Name)

The name of the Company shall be DENSO CORPORATION.

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses:

(i)	Manufacture, sale, lease and repair of electric and electronic parts and other equipment and systems for various transportation equipment such as automobiles, industrial vehicles, railway vehicles, ships and aircrafts, for space equipment, and for other motors;

(ii)	Manufacture, sale, lease and repair of air-conditioning, freezing and refrigeration equipment, and equipment and systems related to environmental control such as air pollution prevention devices;

(iii)	Services, development and sale of software, and manufacture, sale, lease and repair of equipment and systems related to information processing, information communication, and information provision;

(iv)	Manufacture, sale, lease and repair of household equipment and systems related to water supply and drainage and various monitors, etc.;

(v)	Manufacture, sale, lease and repair of machine tools, measuring instruments, and automated labor-saving equipment and systems such as industrial robots and various control equipment;

(vi)	Manufacture, sale, lease and repair of medical equipment, nursing care equipment, and fire-prevention, crime-prevention and disaster-prevention equipment;

(vii)	Manufacture and sale of products of special metals, synthetic resins, ceramics, carbon fibers, etc. and materials thereof;

(viii)	Manufacture and sale of accessories, parts and supplies related to each of the foregoing items;

(ix)	Transportation, cargo handling, warehousing and travel businesses;

(x)	Planning, design, execution, management and contracting of construction work, civil engineering work, electrical work, machinery and equipment installation work and work incidental thereto;

(xi)	Finance, general leasing and worker dispatch businesses;

(xii)	Administrative matters and evaluation and instruction related to accounting such as book-entry and settlement of accounts and personnel matters such as salary calculation, social insurance and employee benefits;

(xiii)	Purchase and sale, lease, brokerage and management of real estate;

(xiv)	Operation and management of educational, sports, accommodation, restaurant, retail, parking lot and other facilities;

(xv)	Non-life insurance agency business and life insurance solicitation business;

(xvi)	Engineering, consulting and invention and research related to each of the foregoing items, and use thereof; and

(xvii)	Any and all businesses related or incidental to each of the foregoing items.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Kariya City, Aichi Prefecture.

Article 4 (Organizational Bodies)

The Company shall have the following organizational bodies in addition to the general meeting of shareholders and Directors:

(i)	Board of Directors;

(ii)	Audit & Supervisory Board members;

(iii)	Audit & Supervisory Board; and

(iv)	Accounting auditors.

Article 5 (Method of Public Notice)

Public notices of the Company shall be made electronically; provided, however, that if it is impossible to give public notice electronically due to an accident or any other unavoidable reason, public notice shall be given in the Nihon Keizai Shimbun and the Chunichi Shimbun.

CHAPTER 2 SHARES

Article 6 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 1.5 billion shares.

Article 7 (Share Units)

One share unit of the Company shall consist of 100 shares.

Article 8 (Acquisition of Treasury Shares)

Pursuant to the provision of Article 165, Paragraph 2 of the Companies Act, the Company may acquire its own shares by resolution of the Board of Directors.

Article 9 (Rights Pertaining to Shares Less Than One Unit)

Shareholders of the Company may not exercise any rights pertaining to their shares less than one unit except for the following rights:

(i)	The rights set forth in each item of Article 189, Paragraph 2 of the Companies Act;

(ii)	The right to receive allotment of shares for subscription and allotment of share options for subscription in accordance with the number of shares held by the shareholders; and

(iii)	The right to request additional sale for shares less than one unit as set forth in the following Article.

Article 10 (Request for Additional Sale for Shares Less than One Unit)

Pursuant to the provisions of the Share Handling Regulations, a shareholder of the Company may request the Company to sell such number of shares as will, together with the number of shares less than one unit held by such shareholder, constitute one share unit.

Article 11 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be determined by resolution of the Board of Directors, and the Company shall give a public notice thereof.

3.	Preparation and keeping of the shareholder registry and share option registry of the Company and any other administrative matters related to the shareholder registry and the share option registry shall be delegated to the shareholder registry administrator and shall not be handled by the Company.

Article 12 (Share Handling Regulations)

Handling of shares and share options of the Company and fees therefor shall be governed by the Share Handling Regulations established by the Board of Directors in addition to laws and regulations or these Articles of Incorporation.

CHAPTER 3 GENERAL MEETING OF SHAREHOLDERS

Article 13 (Convocation of General Meetings)

1.	An ordinary general meeting of shareholders shall be convened in June of each year and extraordinary general meetings of shareholders shall be convened when necessary.

2.	A general meeting of shareholders may be convened in Nagoya City in addition to the location of the head office or any place adjacent thereto.

Article 14 (Record Date for Ordinary General Meeting of Shareholders)

The record date for the right to vote at an ordinary general meeting of shareholders of the Company shall be March 31 of each year.

Article 15 (Chairman of General Meetings)

General meetings of shareholders shall be chaired by the President & CEO. In circumstances where the President & CEO is unable to act, another Director shall take his place as determined by the Board of Directors.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders)

In convening general meetings of shareholders, the Company may deem that it has provided information pertaining to the matters to be described or indicated in the reference documents for general meeting of shareholders, business reports, financial statements and consolidated financial statements to shareholders by disclosing said information on the Internet in accordance with the provisions of orders of the Ministry of Justice.

Article 17 (Proxy Voting)

1.	A shareholder may exercise his/her/its voting rights through a proxy who shall be another shareholder having voting rights in the Company.

2.	For each general meeting of shareholders, the shareholder or the proxy must submit to the Company a document evidencing the authority of proxy.

Article 18 (Method of Resolution)

1.	Unless otherwise provided for by laws and regulations or these Articles of Incorporation, a resolution of a general meeting of shareholders shall be adopted by a majority of the voting rights of the shareholders present and entitled to exercise their voting rights.

2.	The resolution set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds of the voting rights of the shareholders present when the shareholders holding at least one-third of the voting rights of shareholders entitled to exercise their voting rights are present.

CHAPTER 4 DIRECTORS AND BOARD OF DIRECTORS

Article 19 (Number)

The Company shall have no more than 20 Directors.

Article 20 (Appointment)

1.	Directors shall be appointed by resolution of a general meeting of shareholders.

2.	Directors shall be appointed by a majority of the voting rights of the shareholders present when the shareholders holding at least one-third of the voting rights of shareholders entitled to exercise their voting rights are present.

3.	The appointment of Directors shall not be made by cumulative voting.

Article 21 (Term of Office)

The terms of office of Directors shall continue until the conclusion of the ordinary general meeting of shareholders for the last business year that ends within one year from the time of their appointment.

Article 22 (Remuneration, etc.)

Remuneration, bonuses and other financial benefits that Directors receive from the Company as consideration for the execution of duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of a general meeting of shareholders.

Article 23 (Convocation of Meetings of the Board of Directors and Regulations of the Board of Directors)

1.	Notice of convocation for a meeting of the Board of Directors shall be given to each Director and Audit & Supervisory Board member at least two (2) days prior to the date of such meeting; provided, however, that such term may be shortened in case of emergency.

2.	In addition to the preceding paragraph, the operation of the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

Article 24 (Omission of Resolution of the Meeting of the Board of Directors)

If the requirements under Article 370 of the Companies Act are met, the Company shall deem that a resolution of the Board of Directors has been adopted.

Article 25 (Representative Director and Directors with Special Titles)

1.	A Director who shall represent the Company shall be appointed from among Directors by resolution of the Board of Directors.

2.	By resolution of the Board of Directors, the Company may have one (1) Chairman of the Board, one (1) President & CEO and several Vice Chairmen and Vice Presidents of the Board, each of whom shall be a director with special title.

Article 26 (Advisors)

By resolution of the Board of Directors, the Company may have several Director Advisors and Advisors.

Article 27 (Release of Directors from Liabilities)

1.	Pursuant to the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, release its Directors (including persons who were Directors) from liability for damages caused by their negligence of duties to the extent permitted by laws and regulations.

2.	Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Directors other than Executive Directors to limit their liability for damages caused by their negligence of duties; provided, however, that the maximum amount of liability under such agreements shall be the amount prescribed by laws and regulations.

CHAPTER 5 AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 28 (Number)

The Company shall have no more than five (5) Audit & Supervisory Board members.

Article 29 (Appointment)

1.	Audit & Supervisory Board members shall be appointed by resolution of a general meeting of shareholders.

2.	Audit & Supervisory Board members shall be appointed by a majority of the voting rights of the shareholders present when the shareholders holding at least one-third of the voting rights of shareholders entitled to exercise their voting rights are present.

Article 30 (Term of Office)

1.	The terms of office of Audit & Supervisory Board members shall continue until the conclusion of the ordinary general meeting of shareholders for the last business year that ends within four (4) years from the time of their appointment.

2.	The term of office of an Audit & Supervisory Board member appointed to fill a vacancy created by an Audit & Supervisory Board member who retired before the expiration of his/her term of office shall continue until the expiration of the term of office of the retired Audit & Supervisory Board member.

Article 31 (Remuneration, etc.)

Remuneration, etc. for Audit & Supervisory Board members shall be determined by resolution of a general meeting of shareholders.

Article 32 (Convocation of Meetings of the Audit & Supervisory Board and Regulations of the Audit & Supervisory Board)

1.	Notice of convocation for a meeting of the Audit & Supervisory Board shall be given to each Audit & Supervisory Board member at least two (2) days prior to the date of such meeting; provided, however, that such term may be shortened in case of emergency.

2.	In addition to the preceding paragraph, the operation of the Audit & Supervisory Board shall be governed by the Regulations of the Audit & Supervisory Board established by the Audit & Supervisory Board.

Article 33 (Standing Audit & Supervisory Board Members)

The Audit & Supervisory Board shall appoint Standing Audit & Supervisory Board Members by its resolution.

Article 34 (Release of Audit & Supervisory Board Members from Liabilities)

1.	Pursuant to the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, release its Audit & Supervisory Board Members (including persons who were Audit & Supervisory Board Members) from liability for damages caused by their negligence of duties to the extent permitted by laws and regulations.

2.	Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Audit & Supervisory Board Members to limit their liability for damages caused by their negligence of duties; provided, however, that the maximum amount of liability under such agreements shall be the amount prescribed by laws and regulations.

CHAPTER 6 ACCOUNTS

Article 35 (Business Year)

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 36 (Dividends of Surplus, etc.)

1.	The Company shall pay dividends of surplus to the shareholders or registered pledgees of shares recorded or registered in the final shareholder registry on March 31 of each year.

2.	The Company may pay dividends of surplus set forth in Article 454, Paragraph 5 of the Companies Act to the shareholders or registered pledgees of shares recorded or registered in the final shareholder registry on September 30 of each year.

3.	In addition to the preceding two (2) paragraphs, the Company may determine the matters listed in each item of Article 459, Paragraph 1 of the Companies Act by resolution of the Board of Directors, unless otherwise provided for by laws and regulations.

Article 37 (Period of Exclusion and Interest Pertaining to Dividends, etc.)

1.	In cases where the dividend property is money, the Company shall be exempt from the payment obligation if the dividend property is not received within full three (3) years from the date on which the payment is determined.

2.	Unpaid dividends of surplus shall not bear interest.

End

(TRANSLATION ONLY)

Contents of the Financial Statements, etc. for the Most Recent Business Year of DENSO CORPORATION

BUSINESS REPORT

(From April 1, 2019, to March 31, 2020)

1.	CURRENT SITUATION OF THE DENSO GROUP

(1)	Process and Results of Operations of Our Group

1)	Business environment

During the fiscal year ended March 31, 2020, the spread of protectionism, such as trade conflict between the United States and China, affected international trade and the world economy entered a downward phase. The spread of COVID-19 has exacerbated this situation, causing further deterioration of the world economy. The Japanese economy experienced a slowdown owing to the impact of the consumption tax increase and other factors. Automobile markets contracted in the United States and China owing to trade conflict, in India as a result of financial uncertainty, and in ASEAN countries due to tighter loan controls and other factors. The Japanese market also contracted, affected by the impact of the consumption tax increase. In addition, the adverse effect of the spread of COVID-19 became apparent since February 2020 with the growth rate of each market turning negative.

2)	Summary of business

The Company formulated the DENSO Group Long-term Policy 2030 together with the slogan “Bringing hope for the future for our planet, society and all people.” In addition, as a road map to realize the above Policy, the Company formulated the DENSO Group Long-term Plan 2025. According to these initiatives, we will endeavor to contribute to happiness for everyone by performing our business operations, focusing on Electrification, Advanced Safety & Automated Driving, Connected Cars and Non-automotive Businesses (FA* and agriculture, etc.).

*FA: Factory automation: Automation of production lines through mechanization

3)	Operating results for the fiscal year ended March 31, 2020

Although sales volume remained flat until the third quarter, revenue of the Group decreased by ¥209.3 billion or 3.9% to ¥5,153.5 billion for the year ended March 31, 2020, due to a significant market contraction caused by the impact of COVID -19 in the fourth quarter and exchange rate fluctuations.

Operating profit decreased by ¥255.1 billion or 80.7% to ¥61.1 billion, owing to provision for quality costs in the second half and decreased production volume reflecting lower sales. Consequently, profit before income taxes decreased by ¥266.4 billion or 74.8% to ¥89.6 billion, and profit attributable to owners of the parent company decreased by ¥186.4 billion or 73.2% to ¥68.1 billion.

Revenue	¥5,153.5 billion	3.9% y/y decrease
Operating profit	¥61.1 billion	80.7% y/y decrease
Profit attributable to owners of the parent company	¥68.1 billion	73.2% y/y decrease

Revenue by geographical segment
Revenue	¥5,153.5 billion
Japan	44.9%
North America	22.2%
Europe	10.6%
Asia	21.1%
Other	1.2%

(Ratio of sales to external customers)

(Billions of yen)

		96th Term (April 2018–March 2019)	97th Term (April 2019–March 2020)	Rate of change (%)
Japan		3,266.0	3,263.5	(0.1)
North America		1,212.4	1,176.3	(3.0)
Europe		652.5	583.3	(10.6)
Asia		1,416.4	1,278.5	(9.7)
Other		72.7	60.7	(16.5)
Total	Total	6,620.0	6,362.2	(3.9)
	Intersegment internal sales	(1,257.3)	(1,208.7)	―
	Sales to external customers	5,362.8	5,153.5	(3.9)

(2)	Principal Business Lines

The Company engages in the manufacturing and sale of products that contribute to the improvement of the environment, security and safety in the following business domains.

Thermal Systems

Revenue: ¥1,280.6 billion

Major products:

-	Car and bus air-conditioning systems

-	Freezers for trucks

-	Cooling systems and components such as radiators

Car air-conditioning system Radiator

Powertrain Systems

Revenue: ¥1,222.0 billion

Major products:

-	Gasoline and diesel engine management systems

-	Engine-related components

-	Drive-train components

High-pressure injector for direct gasoline injection

High-pressure pump for direct gasoline injection

Electrification Systems

Revenue: ¥897.4 billion

Major products:

-	Driving and power supply systems and related components for hybrid vehicles (HVs) and EVs

-	Electric power supply and starting system components

-	Small automotive motor system components

Inverter

Motor generator

Mobility Electronics

Revenue: ¥1,112.6 billion

Major products:

-	Electronic systems, services and platforms covering overall mobility

-	Advanced safety and automated driving products

-	Connected cockpit products

-	Electronics products such as powertrain control ECUs and body control ECUs

Driver status monitor

Engine control ECU

Sensors & Semiconductors

Revenue: ¥139.2 billion

Major products:

-	Microelectronic devices such as semiconductor sensors and ICs for onboard use

Wheel speed sensor

Power modules for automobiles

Non-automotive Business

Revenue: ¥179.6 billion

FA

Major products:

-	Industrial systems and equipment represented by automation systems/modules and industrial robots

-	Society-oriented systems, equipment and services such as handy terminals and QR solutions

Agriculture

Major products:

-	Systems and equipment for agricultural production

-	Cloud services

-	After-sales services

Automated modules

Vertical articulated robot

Profarm, a climate control system for greenhouses

futecc, equipment for maintaining freshness

(3)	Operating Results and Financial Position of the Group

IFRS

(Millions of yen)

Account Item	94th Term (April 2016– March 2017)	95th Term (April 2017– March 2018)	96th Term (April 2018– March 2019)	97th Term (April 2019– March 2020)
Revenue	4,527,148	5,108,291	5,362,772	5,153,476
Operating Profit	330,551	412,676	316,196	61,078
Profit before Income Taxes	360,858	449,903	356,031	89,631
Profit Attributable to Owners of the Parent Company	257,619	320,561	254,524	68,099
Basic Earnings per Share (yen)	326.32	410.45	326.47	87.89
Equity Attributable to Owners of the Parent Company	3,312,724	3,598,321	3,595,694	3,397,136
Total Assets	5,150,762	5,764,417	5,792,414	5,651,801

IFRS

(4)	Initiatives during the Year

For details, refer to the Company’s Web site: https://www.denso.com/jp/ja/news/

Business

Green

Alternator

High-efficiency diodes for alternators

Began mass-production of automotive alternators equipped with newly developed diodes Improved power generation efficiency and helped improve fuel consumption

Together with Toyota Motor Corporation and SoftBank Vision Fund, invested $1 billion in Uber’s Advanced Technologies Group

Expanded partnership to accelerate development and deployment of automated ridesharing services

MIRISE Technologies launched

Vision sensor

Millimeter-wave radar sensor

Toyota Motor Corporation’s vehicles equipped with DENSO’s Global Safety Package received the Grand Prix Award in preventive safety performance of the Japan New Car Assessment Program (JNCAP)

Opened Seattle Innovation Lab to strengthen R&D of connected technologies and advance the Mobility-as-a-Service (MaaS) platform

Green

DENSO’s Hirose Plant began operation

Green

Opened Electrification Innovation Center at Anjo Plant

A new facility new facility with a test track to be opened in Haneda

Company Foundation

Awarded medals at the WorldSkills International Competition

Celebrated the 25th anniversary of the QR Code in August 2019, which was invented by DENSO for production control of a wide range of automotive components

Received the “Friend of ASEAN” award at the ASEAN Business Awards (ABA) 2019

In recognition of DENSO's contribution to ASEAN's economic growth through production activities

Selected for the Health & Productivity Stock Selection program for the fourth consecutive year

(5) Our Challenge toward Future Growth

Amid an increase in the global population, aging societies and advancing urbanization, global warming caused by CO2 emissions and an increase in traffic accidents have emerged as pressing social issues. In addition, business models are changing and people’s sense of value and con- sumption behavior are diversifying due to the rapid digitization of society and advances in robotics. Furthermore, in the field of mobility, the evolution of IoT and AI has accelerated trends toward elec- trification, automated driving, connected cars, and car sharing. As such, the business environment surrounding the Company has entered a period of drastic change.

To grow continuously during this period of drastic change, the Company formulated Long-term Policy 2030, which depicts our goal for 2030, in October 2017. We intend to contribute to ensuring a society filled with smiling faces through the provision of new value that will be inspired by the Company’s initiatives, in addition to maximizing the previous priority values of “Green” and “Peace of Mind.”

In order to realize a sustainable society by resolving social issues through corporate activities, we have identified material issues (materiality) and are addressing them. Among the various social issues, including those highlighted in the United Nations’ Sustainable Development Goals (SDGs), we determined that the three themes of “green,” “peace of mind,” and “corporate foundation” represent areas that have a high level of importance for realizing a sustainable society and areas in which we can make particularly significant contributions. Accordingly, we are sharing information on the material issues we have identified in each of these fields on a Companywide basis. By work- ing to achieve the goals through our corporate activities, we will strive to resolve social issues going forward.

DENSO’s Materiality and SDGs

Be trustworthy and responsible.

Safeguarding trust. Building it up. Then passing it down to the next generation.
Acting and achieving with firm resolution and accomplish our roles.

Among the products DENSO has been manufacturing since its foundation, stators are an excellent example of a product through which DENSO has painstakingly cultivated trust while serving society.

Cherish modesty, sincerity, and cooperation.

Respecting the people we interact with, and filling even our mundane daily words and deeds with warmth and kindness.

DENSO made a concerted company-wide effort to expedite recovery from the Great East Japan Earthquake of 2011.

Be pioneering, innovative, and creative.

Envisioning dreams with our sights fixed on the future.
Making those dreams reality in a prompt way, and delivering value to society.
Carve a path through unexplored territory with our own hands.

In 1968, quick to grasp the coming shift to electronic control of automobiles, DENSO established the IC Research Center. Paved the way for mass production of ICs for automotive applications.

Realizing the Future	Relevant SDGs

The Company has long been engaged in the development of electrification technology to provide its customers with earth-friendly electrified vehicle systems that ensure more comfortable transportation. As a result, the Company has accumulated production achievements globally by achieving higher performance, more compactness and lower fuel consumption for major electrified products; these attributes are indispensable for hybrid vehicles. Going forward, by leveraging its broad range of businesses, the Company will endeavor to contribute to efficiency improvement if fuel economy and saving of electricity usage by connecting all the onboard systems and products and through efficient energy management in the vehicle.

Specific Initiatives

Electrification Innovation Center opened	DENSO’s Hirose Plant

In the field of electrification, DENSO is committed to the technological innovation that is essential for realizing the future mobility society and has been developing and manufacturing key components for electric vehicles. To meet the rising global demand for automotive electrification technologies and products, DENSO is strengthening its ability to develop and produce them.

As part of this initiative, DENSO established the Electrification Innovation Center at DENSO’s Anjo Plant in May 2020. The Electrification Innovation Center conducts advanced R&D, fabricates and tests prototypes, and is responsible for the launch and stabilization of mass-production lines to accelerate product development in the electrification field.

In April 2020, the Hirose Plant, which previ- ously belonged to Toyota Motor Corporation, became part of DENSO and began operation, as DENSO’s Hirose Plant. In the electrification field, along with the Anjo Plant, the Hirose Plant will be a global mother factory responsible for product development and establishment of production processes. By promoting competitive products related to electrification around the world, DENSO will contribute to realization of a sustainable society.

Realizing the Future	Relevant SDGs

To achieve Quality of Mobility in society without any traffic accidents and where everyone can travel freely and safely, the Company has been working continually to develop safety technology with high quality and reliability. In addition to its long-nurtured sensing technology, the Company intends to contribute to the development of AD technology by refining its Artificial Intelligence (AI) and information technologies. Rigorously abiding by the commitment to “Quality,” which has been unchanged since its foundation, the Company will continue to deliver a future mobility society with high security.

Specific Initiatives

New company established to develop semi-conductors for innovation in mobility worldwide

In April 2020, Toyota and DENSO established MIRISE Technologies, a joint venture to conduct research and advanced development of next-generation in-vehicle semiconductors. MIRISE will accelerate the development of next-generation in-vehicle semiconductors that play a key role in technology innovation for electric vehicles and automated driving vehicles in terms of both vehicles and components by combining Toyota’s knowledge of mobility with DENSO’s knowledge of in-vehicle components. The goal is to achieve the future of mobility while preserving a pleasant environment and ensuring safety and comfort.

Accelerating development in the advanced mobility field through co-creation in the Tokyo metropolitan area

DENSO is promoting R&D of automated driving at its R&D base in the Tokyo metropolitan area, which is positioned as the headquarters for cutting-edge development in the advanced mobility field. Through co-creation with automobile manufacturers and external partners, we are accelerating planning, development, and verification with the aim of achieving early commercialization.

In July 2020, we will open a new facility with a test track and an office building at a former site of Haneda Airport. By establishing an R&D system with capabilities for verification tests on public roads using cars, we aim to further accelerate the pace of our development.

Aspiring to be a company that continues to grow

To address this once-in-a-century period of drastic change and maintain and improve long-term corporate performance in a quickly changing global marketplace, DENSO is working to enhance corporate governance.

In fiscal 2019, DENSO greatly reduced the number of officers from the previous year to enhance the content of strategic discussions on a company-wide basis as well as to expedite management decision-making and execution. With a view to enhancing the effectiveness of the Board of Directors, we position our approach to diversity as an urgent task. We have therefore appointed new management team members with a greater awareness of diversity in regard to gender and nationality. In addition, we promoted the reduction of strategic shareholdings as part of our efforts to implement highly sound, efficient, and transparent management.

Change in the number of officers

	2016	2017	2018	2019	2020 (to be determined)
Number of officers	51	53	56	28	27
Number of Members of the Board	13	9	7	8	8
Of whom, Outside Members of the Board	2	2	2	3	3
Of whom, female Members of the Board				1	1
Number of Audit & Supervisory Board Members	5	5	5	4	4
Of whom, Outside Audit & Supervisory Board Members	3	3	3	2	2
Of whom, female Audit & Supervisory Board Members				1	1

(6)	Employees within the Group

Geographical Segment	Number of Employees
Japan	77,589 (17,634)
North America	25,117 (2,566)
Europe	16,254 (2,356)
Asia	49,139 (8,798)
Other Regions	2,833 (77)
Total	170,932 (31,431)

Note: “Number of Employees” indicates the number of persons working within the Group (i.e., exclusive of those loaned from outside the Group to within the Group and inclusive of those loaned from within the Group to outside the Group). The average yearly number of temporary employees (including fixed-term employees, temporary workers dispatched by personnel agencies, part-timers, contract employees, etc.) is indicated in parentheses.

(7)	Capital Expenditures and Financing

During the fiscal year, capital expenditures of ¥436.5 billion were invested mainly to shift to highly cost-competitive next-generation products and further improve product quality and reliability. The Company appropriated the funds on hand for the investments.

(8)	Major Lenders

Name of Lender	Balance of Borrowings (Millions of yen)
MUFG Bank, Ltd., Syndicate Loan	20,000
Shinkin Central Bank	20,000
The Norinchukin Bank	20,000
MUFG Bank, Ltd.	19,000
The Bank of Kyoto, Ltd.	13,000
Mizuho Bank, Ltd., Syndicate Loan	11,503
Resona Bank, Limited.	10,000
Fukoku Mutual Life Insurance Company	10,000
The Juroku Bank, Ltd.	8,000
The Hokkaido Bank, Ltd.	7,000
Others	44,000
Total	182,503

Notes:

1.	“Major lenders” of the DENSO Group above means the Company’s major lenders.

2.	MUFG Bank, Ltd., Syndicate Loan refers to a syndicate loan involving several financial institutions, for which the lead manager is MUFG Bank, Ltd.

3.	Mizuho Bank, Ltd., Syndicate Loan refers to a syndicate loan involving several financial institutions, for which the lead manager is Mizuho Bank, Ltd.

(9)	Principal Offices and Plants

1)	The Company

Name	Location (Prefecture)
Headquarters	Aichi
Tokyo Office	Tokyo
Tokyo Division	Tokyo
Osaka Division	Osaka
Hiroshima Division	Hiroshima
Anjo Plant	Aichi
Nishio Plant	Aichi
Takatana Plant	Aichi
Kota Plant	Aichi
Toyohashi Plant	Aichi
Agui Plant	Aichi
Zemmyo Plant	Aichi
Toyohashi Higashi Plant	Aichi
Daian Plant	Mie
Kosai Plant	Shizuoka
Higashi Hiroshima Plant	Hiroshima
Advanced Research and Innovation Center	Aichi
Global R&D Tokyo	Tokyo

Note:	Based on the contract entered into between Toyota Motor Corporation and the Company on April 5, 2019, Toyota transferred its Hirose Plant to the Company in April 2020.

2)	Subsidiaries

Refer to “(10) Significant Subsidiaries.”

(10)  Significant Subsidiaries

Name	Capital Stock	The Company’s Ratio of Voting Rights (%)	Principal Businesses
DENSO SOLUTION JAPAN CORPORATION	JPY175 million	100.00	Sale of automotive components, industrial products and consumer products
DENSO TEN Limited	JPY5,300 million	51.00	Manufacture and sale of automotive components, and R&D on automotive components
TDmobile Corporation	JPY490 million	51.00	Sale of mobile phones, etc.
DENSO INTERNATIONAL AMERICA, INC.	USD503,816 thousand	100.00	— Regional headquarters for North America — Sale of and R&D on automotive components
DENSO MANUFACTURING MICHIGAN, INC.	USD125,000 thousand	100.00*	Manufacture and sale of automotive components
DENSO MANUFACTURING TENNESSEE, INC.	USD73,900 thousand	100.00*	Manufacture and sale of automotive components
DENSO MANUFACTURING ATHENS TENNESSEE, INC.	USD100 thousand	100.00*	Manufacture and sale of automotive components
DENSO TEN AMERICA Limited	USD42,500 thousand	100.00*	Sale of automotive components
DENSO SALES CANADA, INC.	CAD100 thousand	100.00	Sale of automotive components
DENSO MEXICO S.A. DE C.V.	MXN593,297 thousand	95.00*	Manufacture and sale of automotive components
DENSO EUROPE B.V.	EUR1,361 thousand	100.00*	Sale of automotive components
DENSO MANUFACTURING HUNGARY LTD.	EUR190,912 thousand	100.00*	Manufacture and sale of automotive components
DENSO INTERNATIONAL ASIA PTE., LTD. (Singapore)	USD175,240 thousand	100.00	— Regional headquarters for Asia — Sale of aftermarket products
DENSO SALES (THAILAND) CO., LTD.	THB100 million	100.00*	Sale of automotive components
DENSO (THAILAND) CO., LTD.	THB200 million	51.65*	Manufacture and sale of automotive components
SIAM DENSO MANUFACTURING CO., LTD.	THB2,816 million	90.00*	Manufacture and sale of automotive components
PT. DENSO INDONESIA	IDR2,345 million	68.34*	Manufacture and sale of automotive components
PT. DENSO SALES INDONESIA	IDR9,975 million	100.00*	Sale of automotive components
DENSO (CHINA) INVESTMENT CO., LTD.	CNY2,150 million	100.00	— Headquarters for China — Sale of and R&D on automotive components
TIANJIN DENSO ELECTRONICS CO., LTD.	CNY446 million	93.46*	Manufacture and sale of automotive components

Note: An asterisk (*) indicates the ratio of ownership including shareholdings by any of the Company’s subsidiaries.

2.	SHARES OF THE COMPANY

(1)	Total Number of Shares Authorized to Be Issued:	1,500,000,000 shares

(2)	Total Number of Issued Shares:	774,903,601 shares (excluding treasury stock of 13,041,350 shares)

(3)	Number of Shareholders:	84,955 persons

(4)	Major Shareholders

Name of Shareholder	Investment in the Company
	Number of Shares Held (Thousand shares)	Ratio of Voting Rights (%)
Toyota Motor Corporation	188,949	24.38
Toyota Industries Corporation	69,373	8.95
The Master Trust Bank of Japan, Ltd. (Trust account)	51,978	6.70
Towa Real Estate Co., Ltd.	33,309	4.29
Japan Trustee Services Bank, Ltd. (Trust account)	32,251	4.16
Nippon Life Insurance Company (Standing proxy: The Master Trust Bank of Japan, Ltd.)	21,645	2.79
DENSO Employees’ Shareholding Association	14,128	1.82
Aisin Seiki Co., Ltd.	12,518	1.61
Japan Trustee Services Bank, Ltd. (Trust account 7)	10,218	1.31
Japan Trustee Services Bank, Ltd. (Trust account 5)	8,968	1.15

Notes:

1.	The Company holds treasury stock of 13,041 thousand shares, but is excluded from the list of major shareholders above.

2.	“Ratio of Voting Rights” is calculated after excluding the treasury stock of 13,041 thousand shares.

3.	“Investment in the Company” by Toyota Industries Corporation is stated after excluding the Company’s 6,798 thousand shares (ratio of voting rights: 0.87%), which are contributed as a trust asset for employees’ retirement benefits by Toyota Industries Corporation. (These shares are registered in the name of “Japan Trustee Services Bank, Ltd. (Trust Account of Toyota Industries Corporation Employees’ Retirement Benefits for the Re-trust by Sumitomo Mitsui Trust Bank, Limited),” and Toyota Industries Corporation reserves the right of instruction in exercising the shares’ voting rights.)

3.	OFFICERS OF THE COMPANY

(1)	Members of the Board

Name	Position	Assignment in the Company and Important Posts Concurrently Held at Other Corporations
Koji Arima	President & CEO *	CEO (Chief Executive Officer)
Yasushi Yamanaka	Executive Vice President *

CQO (Chief Quality Officer); Safety, Quality, Production; General Administration & Human Resources Center; Safety,

Quality & Environment Center

(Important posts concurrently held at other corporations) Outside Director, Tokai Rika Co., Ltd.

Hiroyuki Wakabayashi	Executive Vice President *

CTO (Chief Technology Officer); R&D, IT Digital (Important posts concurrently held at other corporations) Outside Director, ADVICS CO., LTD.

Outside Member of the Audit & Supervisory Board, JTEKT CORPORATION

Shoji Tsuzuki	Member of the Board Senior Executive Officer	CISO (Chief Information Security Officer), IT Digital Center
Akio Toyoda	Member of the Board	(Important posts concurrently held at other corporations) President, Toyota Motor Corporation Chairman, Japan Automobile Manufacturers Association, Inc. Director, HAMANAKODENSO CO., LTD.
George Olcott	Member of the Board Outside Member of the Board Independent Director

(Important posts concurrently held at other corporations) Outside Director, Hitachi Chemical Company, Ltd.

Outside Director, Dai-ichi Life Holdings, Inc. Outside Director, Kirin Holdings Company, Limited

Shigeki Kushida	Member of the Board Outside Member of the Board Independent Director	(Important posts concurrently held at other corporations) Director, Representative Executive Officer & President, Japan Securities Finance Co., Ltd.
Yuko Mitsuya	Member of the Board Outside Member of the Board Independent Director

(Important posts concurrently held at other corporations) Representative Director, SORA Corporation

Outside Director, The Fukui Bank, Ltd.

Outside Director (Audit and Supervisory Committee Member), JXTG Holdings, Inc.

President, Japan Basketball Association

Notes:

1.	The Members of the Board marked with an asterisk (*) are representative directors.

2.	Members of the Board George Olcott, Shigeki Kushida and Yuko Mitsuya are Outside Members of the Board (outside directors), as stipulated in Article 2, Paragraph 15, of the Companies Act.

3.	The Company has notified TSE of the names of Members of the Board George Olcott, Shigeki Kushida and Yuko Mitsuya as independent directors.

4.	Haruya Maruyama and Takashi Nawa retired from the posts of Member of the Board, due to the expiration of their term of office as of the conclusion of the 96th Ordinary General Meeting of Shareholders held on June 26, 2019.

(2)	Audit & Supervisory Board Members

Name	Position	Important Posts Concurrently Held at Other Corporations
Atsuhiko Shimmura	Standing Audit & Supervisory Board Member	Outside Audit & Supervisory Board Member, Jeco Co., Ltd. External Corporate Auditor, ADVICS CO., LTD.
Motomi Niwa	Standing Audit & Supervisory Board Member
Yasuko Gotoh	Audit & Supervisory Board Member Outside Audit & Supervisory Board Member Independent Auditor	External Audit & Supervisory Committee Member, Shiseido Company, Limited
Haruo Kitamura	Audit & Supervisory Board Member Outside Audit & Supervisory Board Member Independent Auditor	Chief, Kitamura Certified Public Accountant Office Outside Director, MonotaRO Co., Ltd. Supervisory Director, MCUBS MidCity Investment Corporation Outside Corporate Auditor, LEGAL CORPORATION

Notes:

1.	Audit & Supervisory Board Members Yasuko Gotoh and Haruo Kitamura are outside Audit & Supervisory Board Members (outside corporate auditors), as stipulated in Article 2, Paragraph 16, of the Companies Act.

2.	Audit & Supervisory Board Member Haruo Kitamura is qualified as a Certified Public Accountant and has substantial knowledge of finance and accounting.

3.	The Company has notified TSE of the names of Audit & Supervisory Board Members Yasuko Gotoh and Haruo Kitamura as independent auditors.

4.	Moritaka Yoshida and Toshimichi Kondo retired from the posts of Audit & Supervisory Board Member as of the conclusion of the 96th Ordinary General Meeting of Shareholders held on June 26, 2019.

5.	Noriyuki Matsushima resigned from the post of Audit & Supervisory Board Member at the conclusion of the 96th Ordinary General Meeting of Shareholders held on June 26, 2019.

(3)	Remuneration, etc., Payable to Members of the Board and Audit & Supervisory Board Members Pertaining to the Current Fiscal Year

1)	Compensation payable to Members of the Board

Compensation for Members of the Board (excluding non-executive Members of the Board and Outside Members of the Board) consists of basic compensation (fixed amount) according to positions and bonus as a short-term incentive linked with consolidated operating profit of each fiscal year in order to enhance their motivation to improve performance and to achieve sustainable growth by linking the compensation with performance of the Company and of individuals.

Bonuses for Senior Executive Officers (including those who are not Members of the Board) are vary within the range of 10% based on performance and evaluation of achievements of individual officers in addition to consolidated operating profit of each fiscal year.

Compensation for non-executive Members of the Board and Outside Members of the Board is basic compensation (fixed amount) only.

2)	Compensation payable to Audit & Supervisory Board Members

Compensation for Audit & Supervisory Board Members consists only of basic compensation (fixed amount).

3)	Determination method

Regarding compensation for Members of the Board and Audit & Supervisory Board Members, the policy on determination of compensation, the criteria, the compensation system, and appropriateness of the level of compensation are deliberated by the Officer Nomination and Compensation Advisory Council, which is chaired by an independent Outside Member of the Board and whose majority consists of independent Outside Members of the Board.

Basic compensation for Members of the Board is determined by the Board of Directors based on the criteria specified by the Company within the total amount of compensation (80 million yen per month) approved at the General Meeting of Shareholders. Bonuses are determined by the Board of Directors based on the criteria specified by the Company after obtaining approval of the total amount of bonuses at an Ordinary General Meeting of Shareholders.

Compensation for Audit & Supervisory Board Members is determined through consultation by the Audit & Supervisory Board within the total amount of compensation (¥15 million per month) approved at the General Meeting of Shareholders.

Officer Category	Amount of Remuneration, etc. (Millions of yen)	Total amount by type of remuneration, etc. (Millions of yen)		Number of Eligible Officers
		Basic compensation	Bonus
Member of the Board	361	300	61	10
Audit & Supervisory Board Members	122	122	-	7
Total	483	422	61	17

Notes:

1.	The amounts above include ¥73 million in remuneration, etc., payable to outside officers (four Members of the Board and five Audit & Supervisory Board Members).

2.	The amounts above include the remuneration, etc. corresponding to Haruya Maruyama and Takashi Nawa who retired from the post of Member of the Board, Moritaka Yoshida and Toshimichi Kondo who retired from the post of Audit & Supervisory Board Member, and Noriyuki Matsushima who resigned from the post of Audit & Supervisory Board Member at the conclusion of the 96th Ordinary General Meeting of Shareholders held on June 26, 2019.

3.	The amount of bonuses payable to Members of the Board above is the amount for which it is expected a resolution will be adopted by the 97th Ordinary General Meeting of Shareholders to be held on June 19, 2020.

(4)	Outside Members of the Board and Audit & Supervisory Board Members

1)	Major activities during the fiscal year

Category	Name	Major Activities
Outside Members of the Board	George Olcott

He attended 14 of 14 Board of Directors meetings held in the fiscal year. At these meetings, he mainly remarked on the Company’s global management based on his academic background and considerable experience and deep insight related to corporate management.

Shigeki Kushida

Since becoming an Outside Member of the Board on June 26, 2019, he has attended 11 of 11 Board of Directors meetings held in the fiscal year. At these meetings, he remarked on the Company’s general management affairs based on his experience at the Bank of Japan and broad expertise in global monetary economy.

Yuko Mitsuya

Since becoming an Outside Member of the Board on June 26, 2019, she has attended 9 of 11 Board of Directors meetings held in the fiscal year. At these meetings, she mainly remarked on the Company’s general management affairs based on her expertise in corporate management and considerable experience in various fields, including her service as a director or a member of various sports associations.

Outside Audit & Supervisory Board Members	Yasuko Gotoh

Since becoming an Outside Audit & Supervisory Board Member on June 26, 2019, she has attended 11 of 11 Board of Directors meetings and 10 of 10 Audit & Supervisory Board meetings held in the fiscal year. At these meetings, she remarked on the Company’s general management affairs based on her broad experience in the public and private sectors and deep insight.

Haruo Kitamura

Since becoming an Outside Audit & Supervisory Board Member on June 26, 2019, he attended 11 of 11 Board of Directors meetings and 10 of 10 Audit & Supervisory Board meetings held in the fiscal year. At these meetings, he mainly remarked on the financial and accounting affairs of the Company based on his professional viewpoint as a Certified Public Accountant and a management consultant.

2)	Outline of the agreement with outside officers to limit their liability for damages

The Company has entered into an agreement with each Outside Member of the Board or Outside Audit & Supervisory Board Member to limit his/her liability with regard to the damages stipulated in Article 423, Paragraph 1, of the Companies Act. As a result, his/her liability shall be the amount set forth in Article 425, Paragraph 1, of the Companies Act.

4.	CORPORATE GOVERNANCE OF THE COMPANY

The Company believes that establishing a corporate governance system designed to strengthen Group competitiveness is the key to maintaining and improving long-term corporate performance in a quickly changing global market. Specifically, the Company has adopted an Audit & Supervisory Board Member system. In addition to the legal functions of statutory bodies such as the General Meeting of Shareholders, Board of Directors, Audit & Supervisory Board, and Accounting Auditor, the Company has developed various governance mechanisms. Furthermore, we are implementing highly sound, efficient and transparent management by continuously sharing information and conducting dialogues with shareholders and investors on the state of our business. This approach is reflected in the Company’s Basic Policies on Corporate Governance.

Basic Policies on Corporate Governance

(1)	Securing the rights and equal treatment of shareholders

• We shall provide timely and accurate information needed for shareholders to exercise their rights. Concurrently, the Company shall make efforts to establish an environment in which shareholders can exercise their voting rights and give due attention to assuring the rights and equal treatment of various substantial shareholders that include foreign and minority shareholders.

(2)	Appropriate cooperation with stakeholders other than shareholders

• We shall strive to create a virtuous cycle whereby it earns the trust and empathy of stakeholders and continually grows and develops with them by dealing with social issues and actively working to find solutions.

• We shall place high value on dialogues with stakeholders and provide them with appropriate information to share values and cooperate with stakeholders.

(3)	Ensuring appropriate information disclosure and transparency

• We shall disclose its financial condition, operating results, and other financial information each quarter in compliance with the relevant laws and regulations as well as appropriately disclose management strategies and plans and other non-financial information each time they are formulated.

• We shall deploy various methods for disseminating non-financial information in particular, which include directly disseminating information through its website and presentations as well as disseminating information to the mass media through press releases to obtain the understanding of its stakeholders.

(4)	Execution of duties of the Board of Directors

• We shall, in keeping with the DENSO Philosophy, determine the strategic directions of the Company through the Long-term Policy, a management compass indicating the directions we will pursue over the next five to 10 years, and the Mid-term Policy, which contains strategies that give global concrete shape to our objectives and activities for the next three- to five-year period.

• We shall realize swift decision-making and business operations through a corporate officer system that separates and clarifies the roles between Members of the Board, who are responsible for management (decision-making and supervision), and Executive Vice Presidents and Senior Executive Officers, who are responsible for the execution of business operations.

Additionally, we shall, depending on the circumstances, have Members of the Board serve concurrently as Executive Vice Presidents and Senior Executive Officers to ensure the balance of knowledge, experience, and capabilities of the Board of Directors as a whole.

• We shall emphasize objective and neutral management supervision from an outside perspective and shall utilize as Outside Members of the Board and Outside Audit & Supervisory Board Members those persons who can reflect their wealth of external experience and wide-ranging knowledge in the Company’s decision-making and auditing.

(5)	Dialogue with shareholders

• We shall strive for good communication with its shareholders and investors by providing enhanced information encompassing management strategies and financial information and actively holding dialogues with the participation of Members of the Board, Executive Vice Presidents, and Senior Executive Officers in charge. The results of the dialogues shall be reported to the Board of Directors and the opinions of shareholders shall be utilized in the Company’s management.

5.	POLICY REGARDING A DECISION OF DIVIDENDS FROM SURPLUS

As for dividends from surplus, the Company intends to improve the dividend level stably by comprehensively taking into account the consolidated operating results, the payout ratio and the amount of dividends. To this end, the Company will continue to strive to establish a business foundation capable of flexibly responding to change in the environment and to enhance financial performance.

Moreover, the Company intends to allocate retained earnings not only to the capital investment and R&D investment required to maintain long-term business development but also to the acquisition of treasury stock in the pursuit of distributing its profits to the shareholders while paying attention to the status of funds.

The Company stipulates in its Articles of Incorporation that it may distribute dividends from surplus upon resolution of the Board of Directors in accordance with Article 459 of the Companies Act without adopting a resolution at a general meeting of shareholders.

Accordingly, the Company, at its Board of Directors meeting held on April 30, 2020, resolved that the fiscal year-end dividend for the fiscal year ended March 31, 2020, be ¥70 per share of the Company’s common stock (for a total of ¥54,243,252,070) and the date of commencement of dividend payment thereof be May 26, 2020. The annual dividend for the current fiscal year, including the interim dividend, is ¥140 per share.

Dividends per share

(yen)
94th Term (April 2016–March 2017)	120
95th Term (April 2017–March 2018)	130
96th Term (April 2018–March 2019)	140
97th Term (April 2019–March 2020)	140

6.	IMPORTANT MATTER REGARDING THE CURRENT SITUATION OF THE DENSO GROUP

The Company has been subject to the alleged violation of antitrust law or competition law in connection with certain past transactions regarding specific auto parts from the authorities in certain countries, coping with several lawsuits filed in the United States, etc., and engaged in settlement negotiations with certain automobile manufacturers.

Compliance with the Antitrust Laws is one of the Group’s significant management priorities. The Company keeps endeavoring to strengthen more its Antitrust Laws compliance system to restore confidence.

The amounts stated in this Business Report are rounded off to the nearest unit.

(TRANSLATION ONLY)

Consolidated Financial Statements

Consolidated Statement of Financial Position

(Millions of yen)

Account Item	97th Term (As of March 31, 2020)	(Reference) 96th Term (As of March 31, 2019)	Account Item	97th Term (As of March 31, 2020)	(Reference) 96th Term (As of March 31, 2019)
(Assets)			(Liabilities)
Current assets	2,346,318	2,612,310	Current liabilities	1,423,067	1,293,947
Cash and cash	597,816	711,638	Bonds and	112,402	144,038
equivalents			borrowings
Trade and other	885,461	1,009,049	Trade and other	891,949	939,550
receivables			payables
Inventories	651,670	612,539	Other financial	53,436	26,263
			liabilities
Other financial	121,177	182,921	Income tax payables	22,839	26,474
assets
Other current	90,194	96,163	Provisions	269,733	87,959
assets
Non-current assets	3,305,483	3,180,104	Other current	72,708	69,663
			liabilities
Property, plant and	1,758,233	1,689,949	Non-current	669,865	728,101
equipment			liabilities
Right-of-use assets	47,254	－	Bonds and	352,970	406,160
			borrowings
Intangible assets	96,388	86,292	Other financial	34,166	8,595
			liabilities
Other financial	1,121,066	1,200,258	Retirement benefit	253,198	250,634
assets			liabilities
Investments
accounted for using	104,590	106,138	Provisions	4,429	1,198
equity method
Retirement benefit	38,298	38,324	Deferred tax	13,469	42,352
asset			liabilities
Defer red tax assets	117,856	29,774	Other non-current	11,633	19,162
			liabilities
Other non-current	21,798	29,369	Total liabilities	2,092,932	2,022,048
assets
			(Equity)
			Equity attributable to owners of the parent company	3,397,136	3,595,694
			Capital stock	187,457	187,457
			Capital surplus	272,375	268,776
			Treasury stock	(56,815)	(56,803)
			Other components of equity	226,653	401,582
			Retained earnings	2,767,466	2,794,682
			Non-controlling interests	161,733	174,672
			Total equity	3,558,869	3,770,366
Total assets	5,651,801	5,792,414	Total liabilities and equity	5,651,801	5,792,414

Consolidated Statement of Income

(Millions of yen)

Account Item	97th Term (From April 1, 2019, to March 31, 2020)	(Reference) 96th Term (From April 1, 2018, to March 31, 2019)
Revenue	5,153,476	5,362,772
Cost of revenue	(4,423,876)	(4,531,872)
Gross profit	729,600	830,900
Selling, general and administrative expenses	(668,509)	(513,323)
Other income	21,981	23,556
Other expenses	(21,994)	(24,937)
Operating profit	61,078	316,196
Finance income	47,250	48,629
Finance costs	(9,621)	(12,007)
Foreign exchange gains	(14,530)	(4,386)
Share of the profit of associates accounted for using the equity method	5,454	7,599
Profit before income taxes	89,631	356,031
Income tax expenses	(5,009)	(76,422)
Profit for the year	84,622	279,609
Profit attributable to:
Owners of the parent company	68,099	254,524
Non-controlling interests	16,523	25,085

Non-Consolidated Financial Statements

Non-Consolidated Balance Sheet

(Millions of yen)

Account Item	97th Term (As of March 31, 2020)	(Reference) 96th Term (As of March 31, 2019)	Account Item	97th Term (As of March 31, 2020)	(Reference) 96th Term (As of March 31, 2019)
(Assets)			(Liabilities)
Current assets	1,283,031	1,429,581	Current liabilities	1,009,954	793,030
Cash and deposits	311,942	426,806	Accounts payable—trade	434,924	445,570
Notes			Current portion of
receivable—trade	2,165	2,448	bonds	20,000	20,000
Accounts receivable—trade	379,444	421,129	Current portion of long-term borrowings	31,503	―
Electronically
recorded			Accounts
monetary	76,247	80,153	payable—other	57,731	47,959
claims—operating
Marketable securities	－	23,006	Accrued expenses	78,177	85,956
Finished goods	56,359	48,690	Income taxes payable	9,863	5,837
Work in process	111,564	105,764	Deposits received	82,024	70,395
Raw materials			Accrued bonuses
and supplies	18,782	18,442	to employees	36,608	46,043
Advance payments	75,224	72,731	Accrued bonuses to directors and corporate auditors	61	190
			Reserve for
Prepaid expenses Short-term loans	7,567	4,183	product warranties	247,483	56,754
receivable from			Provision for loss
subsidiaries and	108,912	100,120	on antitrust issues	9,499	13,179
associates
Accounts			Other current
receivable—other	109,557	106,347	liabilities	2,081	1,147
Other current			Long-term
assets	25,463	19,955	Liabilities	545,370	593,102
Allowance for doubtful accounts	(195)	(193)	Straight bonds	200,000	220,000
			Long-term	151,000	182,503
Fixed assets	2,351,546	2,263,332	borrowings
			Liability for
Property, plant and equipment	548,075	512,608	employees’ retirement	176,541	174,046
			benefits
			Provision for loss
Buildings	95,875	97,151	on business of subsidiaries and	5,604	7,406
			associates
			Provision for
Structures	13,139	13,041	environmental	3,829	619
			measures
Machinery and equipment	198,717	181, 571	Other long-term liabilities	8,396	8,528
Vehicles and
transportation	3,029	3,201	Total liabilities	1,555,324	1,386,132
equipment
Tools, furniture and fixtures	36,804	31,868	(Equity)
Land	121,378	121,017	Shareholders’ equity Capital stock	1,763,147	1,956,146
Construction in progress	79,133	64,759		187,457	187,457

Intangible assets	20,928	17,379	Capital surplus	265,985	265,985
Software	16,243	12,163	Additional paid-in capital	265,985	265,985
Other intangible	4,685	5,216	Other capital
assets			surplus	－
Investments and other assets	1,782,543	1,733,345	Retained earnings	1,366,509	1,559,496
Investment securities	424,039	512,282	Legal reserve	43,274	43,274
Investment in subsidiaries and associates	1,080,868	1,050,895	Other retained earnings	1,323,235	1,516,222
Investments in equity	4,831	4,774	Reserve for special depreciation	33	50
Investments in equity of subsidiaries and associates	36,377	36,697	Reserve for advanced depreciation of fixed assets	654	588
Long-term loans
receivable from	51,979	44,455	General
subsidiaries and			reserve	896,390	896,390
associates
			Earned
Prepaid pension	73,141	60,548	surplus
cost			carried	426,158	619,194
			forward
Deferred tax	102,039	13,894	Treasury stock, at
assets			cost	(56,804)	(56,792)
Other assets	9,320	9,851	Variance of the estimate/ conversion	316,106	350,635
			Net unrealized
Allowance for			gain on
doubtful accounts	(51)	(51)	available-for-	316,235	350,711
			sale securities
			Deferred gains
			on derivatives
			under hedge	(129)	(76)
			accounting
			Total equity	2,079,253	2,306,781
Total assets	3,634,577	3,692,913	Total liabilities and equity	3,634,577	3,692,913

Non-Consolidated Statement of Income

(Millions of yen)

Account Item	97th Term (From April 1, 2019, to March 31, 2020)	(Reference) 96th Term (From April 1, 2018, to March 31, 2019)
Net sales	2,884,051	2,861,193
Cost of sales	2,669,925	2,599,871
Gross profit	214,126	261,322
Selling, general and administrative expenses	367,751	196,416
Operating income (loss)	(153,625)	64,906
Non-operating income	99,009	108,413
Interest and dividend income	83,099	96,454
Other non-operating income	15,910	11,959
Non-operating expenses	13,201	11,297
Interest expense	526	588
Foreign exchange losses	5,094	4,346
Loss on sales of non-current assets	1,686	2,269
Other non-operating expenses	5,895	4,094
Ordinary income (loss)	(67,817)	162,022
Extraordinary income	17,509	64,861
Gain on extinguishment of tie-in shares	－	64,760
Gain on sales of investment securities	11,862	－
Gain on sales of shares of subsidiaries and associates	5,350	－
Other	297	101
Extraordinary losses	79,289	16,939
Impairment loss on investment securities	79,399	18,406
Other	110	1,467
Income (loss) before income taxes	(129,707)	208,477
Income taxes—current	29,348	29,503
Income taxes—deferred	(74,555)	(15,876)
Net income (loss)	(84,500)	194,850

(TRANSLATION)

Audit Reports

<Certified Copy of the Audit Report of the Accounting Auditors pertaining to the Consolidated Financial Statements>

INDEPENDENT AUDITOR’S REPORT

May 11, 2020

To the Board of Directors of

DENSO CORPORATION:

Nagoya Office, Deloitte Touche Tohmatsu LLC Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Makoto Nishimatsu

Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Yasuhiko Goto

Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Naoki Kondo

Opinion

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated statement of financial position as of March 31, 2019, of DENSO CORPORATION (the “Company”) and consolidated subsidiaries, and the related consolidated statements of income and changes in equity for the fiscal year from April 1, 2019, to March 31, 2020, and the related notes.

In our opinion, the above-mentioned consolidated financial statements, prepared with the omission of some disclosure items required under the International Financial Reporting Standards in accordance with the provisions of the latter part of the first paragraph of Article 120 of the Regulation on Corporate Accounting, present fairly, in all material respects, the financial position and results of operations of the corporate group, which consists of the Company and its consolidated subsidiaries, for the period covered by the consolidated financial statements.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility for the Audit of the Consolidated Financial Statements.” We are independent of the Company and its consolidated subsidiaries in accordance with the provisions related to professional ethics in Japan, and are fulfilling other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our audit opinion.

Responsibilities of Management, Audit & Supervisory Board Members and the Audit & Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, prepared with the omission of a part of the disclosure required under International Financial Reporting Standards pursuant to the provisions of the second sentence of the first paragraph of Article 120 of the Ordinance on Company Accounting, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements in accordance with a going concern assumption. If it is necessary to disclose matters relating to the going concern assumption in accordance with the provisions of the latter part of the first paragraph of Article 120 of the Regulation on Corporate Accounting, which allows companies to prepare consolidated financial statements with the omission of some disclosure items required under International Financial Reporting Standards, management is responsible to do so.

Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for monitoring the execution of Directors’ duties related to designing and operating the financial reporting process.

Auditor’s Responsibility for the Audit of the Consolidated Financial Statements

The auditor’s responsibility is to express an opinion on these consolidated financial statements based on its audit from an independent standpoint in an audit report, by obtaining reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement due to fraud or error.

Misstatements can occur as a result of fraud or error, and are deemed material if they can be reasonably expected to, either individually or collectively, influence the decisions of users taken on the basis of the consolidated financial statements. We make professional judgment in the audit process in accordance with auditing standards generally accepted in Japan, and perform the following while maintaining professional skepticism.

• Identify and assess the risks of material misstatement, whether due to fraud or error. Design and implement audit procedures to address the risks of material misstatement. The audit procedures shall be selected and applied as determined by the auditor. In addition, sufficient and appropriate audit evidence shall be obtained to provide a basis for the audit opinion.

• In making those risk assessments, the auditor considers internal control relevant to the entity’s audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

• Assess the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.

• Determine whether it is appropriate for management to prepare the consolidated financial statements on the going concern assumption and, based on the audit evidence obtained, determine whether there is a significant uncertainty in regard to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If there is a significant uncertainty concerning the premise of a going concern, the auditor is required to call attention to the notes to the consolidated financial statements in the audit report, or if the notes to the consolidated financial statements pertaining to the significant uncertainty are inappropriate, issue a modified opinion on the consolidated financial statements. While the conclusions of the auditor are based on the audit evidence obtained up to the date of the audit report, depending on future events or conditions, an entity may be unable to continue as a going concern.

• Besides assessing whether the presentation of and notes to the consolidated financial statements are in accordance with the provisions of the latter part of the first paragraph of Article 120 of the Regulation on Corporate Accounting which allows companies to prepare consolidated financial statements with the omission of some disclosure items required under International Financial Reporting Standards, assess the presentation, structure, and content of the consolidated financial statements including related notes, and whether the consolidated financial statements fairly present the transactions and accounting events on which they are based.

• Obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries in order to express an opinion on the consolidated financial statements. The auditor is responsible for instructing, supervising, and implementing the audit of the consolidated financial statements, and is solely responsible for the audit opinion.

The auditor reports to Audit & Supervisory Board Members and the Audit & Supervisory Board regarding the scope and timing of implementation of the planned audit, material audit findings including material weaknesses in internal control identified in the course of the audit, and other matters required under the auditing standards.

The auditor reports to Audit & Supervisory Board Members and the Audit & Supervisory Board regarding the observance of provisions related to professional ethics in Japan as well as matters that are reasonably considered to have an impact on the auditor’s independence and any safeguards that are in place to reduce or eliminate obstacles.

Interest

Our firm and the engagement partners do not have any interest in the Company or its consolidated subsidiaries, for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

******************

(TRANSLATION)

<Certified Copy of the Audit Report of the Accounting Auditors>

INDEPENDENT AUDITOR'S REPORT

May 11, 2020

To the Board of Directors of

DENSO CORPORATION:

Nagoya Office Deloitte Touche Tohmatsu LLC Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Makoto Nishimatsu

Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Yasuhiko Goto

Designated Limited Liability Partner, Engagement Partner, Certified Public Accountant:

Naoki Kondo

Opinion

Pursuant to Item 1 of the second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and the supplementary schedules (the “Financial Statements, etc.”) of DENSO CORPORATION (the “Company”) for the 97th fiscal year from April 1, 2019, to March 31, 2020, and the related notes.

In our opinion, the above-mentioned Financial Statements, etc., present fairly, in all material respects, the financial position and results of operations of the Company for the period covered by the Financial Statements, etc. in conformity with accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility for the Audit of the Financial Statements, etc.” We are independent of the Company in accordance with the provisions related to professional ethics in Japan, and are fulfilling other ethical responsibilities as an auditor. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our audit opinion.

Responsibilities of Management, Audit & Supervisory Board Members and the Audit & Supervisory Board for the Consolidated Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the Financial Statements, etc. in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of the Financial Statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing Financial Statements, etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, etc. in accordance with a going concern assumption. If it is necessary to disclose matters relating to the going concern assumption in accordance with accounting principles generally accepted in Japan, management is responsible to do so.

Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for monitoring the execution of Directors’ duties related to designing and operating the financial reporting process.

Auditor’s Responsibility for the Audit of the Financial Statements, etc.

The auditor’s responsibility is to express an opinion on the Financial Statements, etc. based on its audit from an independent standpoint in an audit report, by obtaining reasonable assurance about whether the Financial Statements, etc. as a whole are free from material misstatement due to fraud or error. Misstatements can occur as a result of fraud or error, and are deemed material if they can be reasonably expected to, either individually or collectively, influence the decisions of users taken on the basis of the Financial Statements, etc. We make professional judgment in the audit process in accordance with auditing standards generally accepted in Japan, and perform the following while maintaining professional skepticism.

•	Identify and assess the risks of material misstatement, whether due to fraud or error. Design and implement audit procedures to address the risks of material misstatement. The audit procedures shall be selected and applied as determined by the auditor. In addition, sufficient and appropriate audit evidence shall be obtained to provide a basis for the audit opinion.

•	In making those risk assessments, the auditor considers internal control relevant to the entity’s audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•	Assess the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.

•	Determine whether it is appropriate for management to prepare the Financial Statements, etc. on the going concern assumption and, based on the audit evidence obtained, determine whether there is a significant uncertainty in regard to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If there is a significant uncertainty concerning the premise of a going concern, the auditor is required to call attention to the notes to the Financial Statements, etc. in the audit report, or if the notes to the Financial Statements, etc. pertaining to the significant uncertainty are inappropriate, issue a modified opinion on the Financial Statements. While the conclusions of the auditor are based on the audit evidence obtained up to the date of the audit report, depending on future events or conditions, an entity may be unable to continue as a going concern.

•	Besides assessing whether the presentation of and notes to the Financial Statements, etc. are in accordance with accounting principles generally accepted in Japan, assess the presentation, structure, and content of the Financial Statements, etc. including related notes, and whether the Financial Statements, etc. fairly present the transactions and accounting events on which they are based.

The auditor reports to Audit & Supervisory Board Members and the Audit & Supervisory Board regarding the scope and timing of implementation of the planned audit, material audit findings including material weaknesses in internal control identified in the course of the audit, and other matters required under the auditing standards.

The auditor reports to Audit & Supervisory Board Members and the Audit & Supervisory Board regarding the observance of provisions related to professional ethics in Japan as well as matters that are reasonably considered to have an impact on the auditor’s independence and any safeguards that are in place to reduce or eliminate obstacles.

Interest

Our firm and the engagement partners do not have any interest in the Company, for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

***********

(TRANSLATION)

<Certified Copy of the Audit Report of the Audit & Supervisory Board>

AUDIT & SUPERVISORY BOARD MEMBERS’ REPORT

Regarding the performance of duties by Members of the Board for the 97th Fiscal Term, which began April 1, 2019, and ended March 31, 2020, the Audit & Supervisory Board of DENSO CORPORATION (the “Company”) hereby submits its audit report, which has been prepared through discussions based on the audit reports prepared by the respective Audit & Supervisory Board Members.

1.       Auditing Methods Employed by Audit & Supervisory Board Members and the Audit & Supervisory Board and the Substance Thereof

(1)       The Audit & Supervisory Board determined auditing policies, auditing plans and other guidelines; received reports about the progress and results of audits from each Audit & Supervisory Board Member; received reports on the execution of their duties; and requested explanations, as required, from the Members of the Board and the Accounting Auditor.

(2)       In compliance with the audit standards specified by the Audit & Supervisory Board and based on the auditing policies, assigned tasks and other guidelines above, each Audit & Supervisory Board Member has communicated with the Members of the Board and other relevant personnel of the internal audit department and others to collect necessary information and improve the auditing environment, and, at the same time, conducted his/her audit in the following manner.

1)       Each Audit & Supervisory Board Member has attended the meetings of the Board of Directors and other important meetings; heard about the execution of their duties from the Members of the Board and other relevant personnel; requested explanations therefrom, as required; examined important authorized documents and associated information; and studied the operations and financial position at the headquarters and principal offices. Moreover, the Audit & Supervisory Board Members have communicated and exchanged information with the Members of the Board, Audit & Supervisory Board Members and other relevant personnel of the subsidiaries and received reports on operations therefrom, as required.

2)       Each Audit & Supervisory Board Member has supervised and verified the substance of the resolution adopted by the Board of Directors with regard to the improvement of the systems stipulated in Article 362, Paragraph 4, Item 6, of the Companies Act and in Article 100, Paragraphs 1 and 3, of the Ordinance for Enforcement of the Companies Act as the “Systems to Ensure Compliance of the Execution of Duties by Members of the Board with Laws, Regulations and the Articles of Incorporation” described in the Business Report, as well as the established and operational status of the in-house systems (internal control systems) that have been established pursuant to the resolution concerned.

3)       Each Audit & Supervisory Board Member has supervised and verified whether the Accounting Auditor maintain independence and have done appropriate audits, and has received reports on the execution of their duties and requested explanations, as required, from the Accounting Auditor. The Audit & Supervisory Board was also notified by the Accounting Auditor of their appropriate development of arrangements enumerated in the items of Article 131 of the Ordinance on Company Accounting as constituting a “structure to ensure the proper execution of duties,” and requested explanations, as required.

In the manner explained above, the Audit & Supervisory Board Members have examined the Business Report and supplementary schedules thereof; “financial statements,” that is, the non-consolidated financial statements (Non-Consolidated Balance Sheet, Non-Consolidated Statement of Income, Non-Consolidated Statement of Changes in Equity and Notes to the Non-Consolidated Financial Statements) and supplementary schedules thereof; and the consolidated financial statements (Consolidated Statement of Financial Position, Consolidated Statement of Income, Consolidated Statement of Changes in Equity and Notes to the Consolidated Financial Statements), pertaining to the fiscal year ended March 31, 2020.

2.	Audit Results

(1)	Audit results regarding the Business Report and other documents audited

i)	In our opinion, the Business Report and the supplementary schedules thereof fairly represent the Company’s conditions in accordance with the related laws and regulations and the Articles of Incorporation.

ii)	We have found no evidence of wrongful action or material violation of laws, regulations or the Articles of Incorporation by any Members of the Board with regard to the execution of their duties.

iii)	In our opinion, the substance of the resolution regarding the internal control systems is fair and reasonable. We have found no matters to remark with regard to the content of description as well as the execution of duties by the Members of the Board, concerning the internal control systems.

As for the Antitrust Law–related incidents described in the Business Report, the Audit & Supervisory Board has confirmed that the Company and the respective Group companies are endeavoring to further comply with laws and regulations, including Antitrust Laws.

(2)	Audit results regarding the financial statements

In our opinion, the audit methods and results employed and rendered by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are fair and reasonable.

May 11, 2020

Audit & Supervisory Board of DENSO CORPORATION

Standing Audit & Supervisory Board Member

Atsuhiko Shimmura

Standing Audit & Supervisory Board Member

Motomi Niwa

Outside Audit & Supervisory Board Member

Yasuko Gotoh

Outside Audit & Supervisory Board Member

Haruo Kitamura

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Status of Accounting Auditor

(1)	Name of the Accounting Auditor

Deloitte Touche Tohmatsu LLC

(2)	Fees Payable to the Accounting Auditor for the year ended March 31, 2020

1) Amount of fees to be paid by the Company to the Accounting Auditor pertaining to the audit for the current year	¥180 million
2) Total of cash and other financial benefits to be paid by the Company and its subsidiaries to the Accounting Auditor	¥376 million

Notes:

1.	The audit agreement entered into by the Accounting Auditor and the Company does not distinguish the fee for the audit under the Companies Act and the fee for the audit under the Financial Instruments and Exchange Act, and the two fees cannot be practically distinguished from each other. Therefore, the fee in 1) above indicates the total of these two kinds of fees.

2.	The Company and its subsidiary entrust non-audit services other than the services set forth in Article 2, Paragraph 1, of the Certified Public Accountant Law, to the Accounting Auditor such as advisory services for the establishment of a new company and pay the consideration therefor.

3.	Of the Company’s significant subsidiaries, some overseas subsidiaries and other companies are audited by Certified Public Accountants (“CPA”), accounting firms or those who have qualifications equivalent to CPAs or accounting firms. Their auditors are other than the Accounting Auditor of the Company.

4.	The Audit & Supervisory Board has given the consent of its members with regard to fee for the Accounting Auditor as a result of careful examination of the auditing plans for the current fiscal year by the Accounting Auditor, the basis for calculations as a premise of the remuneration, and the appropriateness of the progress of accounting audits accomplished for prior years.

(3)	Policy on Decisions of Dismissal or Non-Reappointment of Accounting Auditor

1)	The Audit & Supervisory Board shall, upon consent of all the Audit & Supervisory Board Members, dismiss the Accounting Auditor if it determines a circumstance falling under any of the items set forth in Article 340, Paragraph 1, of the Companies Act, to have taken place or if the Accounting Auditor is in the status of having violated or conflicted with any provision of the Certified Public Accountants Act.

2)	If the Company determines that the appropriate execution of duties by Accounting Auditor is not ensured, the Audit & Supervisory Board shall decide the content of the proposal for the dismissal or non-reappointment of the Accounting Auditor to be submitted to a general meeting of shareholders.

Summary of the Systems and of Operational Status thereof to Ensure the Propriety of Business Operations

Systems

The Company has resolved at its Board of Directors meetings the following basic policies for its internal control.

(1)	Systems to Ensure Compliance of the Execution of Duties by Board Members with Laws, Regulations and the Articles of Incorporation

1)	Board members shall thoroughly disseminate the universal values, ethics and convictions set forth in the DENSO Philosophy and the DENSO Spirit through their behavior and corporate documents.

2)	Effective mutual supervision by and among board members shall be pursued for decision making by cross-sectional collegial bodies such as various meetings and committees in addition to the executive collegial bodies consisting of the Board of Directors, the Management Deliberation Meeting, the Management Strategy Meeting and the Management Meeting.

3)	Board members shall endeavor to ensure appropriate financial reporting and appropriately disclose information at the right time.

(2)	Systems to Keep and Manage Information Pertaining to the Execution of Duties by Board Members

The Company shall appropriately keep and manage important information in accordance with the in-house rules. The minutes of the Board of Directors meetings shall be kept forever.

(3)	Rules and Other Systems Regarding Loss Risk Management

1)	The risks involved in our businesses and investments shall be managed companywide by the executive collegial bodies such as the Board of Directors and the Management Deliberation Meeting in accordance with the in-house rules. At the same time, the Business Group Heads and the Functional Center Heads shall manage divisional risks in their respective fields.

2)	As for other risk management, the Risk Management Meeting shall generally streamline and manage relevant companywide systems, whereas each competent department shall manage its relevant risk factors.

(4)	Systems to Ensure the Efficient Execution of Board Members’ Duties

1)	The Company shall pursue downsized, efficient management by leveraging the Senior Executive Officer /Executive Officer system with fewer board members.

2)	The organizational systems, organizational management and authority of the respective organizations shall be determined in accordance with the in-house rules for more systematic and efficient operation of business activities.

3)	Under the medium- and long-term management guidelines and annual group guidelines, the Company shall prepare annual plans to form a unified companywide intention to achieve its goals. The progress of the goals and plans, as well as operations at the respective departments, shall be managed and periodically reported in accordance with the in-house rules.

(5)	Systems to Ensure Compliance of the Execution of Duties by Employees with Laws, Regulations and the Articles of Incorporation

1)	The Management Deliberation Meeting shall establish and revise the Code of Conduct, conduct necessary enlightenment activities and prepare proposals for the relevant organizations.

2)	The Code of Conduct shall be fully disseminated among all employees via hierarchical compliance education.

3)	The “Corporate Ethics Hotline” shall be operated as an internal reporting system that allows any employee who has an ethical or compliance-related concern to directly communicate such concern to the competent internal department or an outside lawyer.

4)	The Internal Audit Department shall internally audit the legality, the propriety and the efficiency of operations in accordance with the in-house rules and improve and reinforce the business management and operation systems at the respective departments based on such valuable input from the Internal Audit Department.

(6)	Systems to Ensure the Propriety of Business Operations Conducted by the Corporate Group Consisting of DENSO CORPORATION and Its Subsidiaries

1)	Decision making at the respective Group companies shall be conducted on a “reserved authority” basis pursuant to the respective in-house rules, according to a policy of maximally respecting the autonomy of each Group company.

2)	Group-wide policies and plans shall be prepared on a consolidated basis under the medium- and long-term management guidelines and annual group guidelines to unify the Group’s intention to achieve its goals. The progress of the goals and plans shall be managed and periodically reported in accordance with the in-house rules.

3)	As for risk management and compliance within the Group companies, the Company shall propose guidelines to the respective Group companies to promote the establishment and operation of group-wide systems. The DENSO Group Employee Code of Conduct shall be shared by and disseminated to all the Group companies.

4)	Contributing to realizing a sustainable society through business activities shall be positioned as a group-wide important management priority, and the respective specialized organs of the Company shall have the functions of orientation and follow-up on relevant activities of the Group companies.

5)	The Domestic DENSO Group Corporate Ethics Hotline shall be operated as an internal reporting system for the Group companies in Japan.

6)	Each department shall provide advice and support to ensure the appropriateness of operations at the Group companies through the exchange of information with the Group companies.

7)	Each competent department shall monitor and verify the appropriateness of operations at the Group companies.

(7)	Employees in Cases Where an Audit & Supervisory Board Member Requests That the Company Place Several Employees as Assistants to Support His/Her Duties and the Independence of the Employees Concerned from Board Members in Such Cases

1)	The Audit & Supervisory Board Office, which was established as a dedicated organ, shall support the Audit & Supervisory Board Members in conducting their duties.

2)	Personnel changes and organizational restructuring of the Audit & Supervisory Board Office shall require the prior consent of the Audit & Supervisory Board or of a standing Audit & Supervisory Board Member appointed by the Audit & Supervisory Board.

3)	The board members shall cooperate with the Audit & Supervisory Board Office so that the Office can collect the information necessary for the audits conducted by the Audit & Supervisory Board Members, internally and from any of the Group companies according to the instructions given by the Audit & Supervisory Board Members.

(8)	Systems to Help Board Members and Employees Report to the Audit & Supervisory Board Members and Other Systems Relating to Reporting to the Audit & Supervisory Board Members

1)	The board members of the Company, as well as the board members and Audit & Supervisory Board Members of the Group companies, shall appropriately report on the execution of major business operations, as required, to the Audit & Supervisory Board Members through the division/department that they are in charge of. Furthermore, if they find any facts that could result in detrimental damage to the Company, they shall immediately report such facts to the Audit & Supervisory Board Members.

2)	The board members, Audit & Supervisory Board Members, Executive Vice Presidents, Senior Executive Officers, Executive Officers and employees of the Company and the Group companies shall periodically or occasionally report on their operations to the Audit & Supervisory Board Members if so requested by any Audit & Supervisory Board Member or the Audit & Supervisory Board Office.

(9)	Other Systems to Ensure Effective Audits by the Audit & Supervisory Board Members

1)	To raise the effectiveness of the audits conducted by the Audit & Supervisory Board Members, the board members shall cooperate with them in their auditing activities including attendance at meetings of the Board of Directors and other important meetings such as those of various committees, the examination of important documents such as kessaisho (documents for approval) on operations, onsite audits at the respective departments and the Group companies, and meetings with the Accounting Auditor.

2)	The board members shall ensure that the expenses that would be necessary for the Audit & Supervisory Board Members to execute their duties are provided and that the direct recruiting of necessary external human resources by the Audit & Supervisory Board Members is conducted.

3)	The Audit & Supervisory Board Members shall regularly or occasionally exchange information as required with the internal audit department, the Accounting Auditor, and the internal control department.

4)	The board members of the Company and the Group companies shall ensure that anyone who has reported to an Audit & Supervisory Board Member does not suffer from detrimental treatment for the reason of having made the said report.

Operational Status

The operational status of several major initiatives to ensure the propriety of business operations implemented during the current fiscal year is as follows:

(1)	Initiatives to Ensure the Efficient Execution of Duties

1)	We downsized the number of board members and achieved speedy decision making and operations by clearly separating and clarifying the roles of board members in charge of management (decision making and supervision) and the Executive Vice Presidents and Senior Executive Officers engaged in the execution of business operations.

2)	We have formulated the Authority Rules, the Organizational Management Rules, the Collegial Body Rules and the Conference and Committee Rules for more systematic and efficient operation of business activities.

3)	The DENSO Group Long-term Policy 2030 was established to unify the group-wide intention to achieve its goals.

4)	The progress of the goals and plans in terms of sales, profit, productivity and other factors is reported to the Management Meeting every month to prepare for necessary follow-up actions.

(2)	Risk Management-Related Initiatives

1)	Important risks involved in our businesses and investments are deliberated and decided by the Board of Directors and the Management Deliberation Meeting. During the current fiscal year, 14 Board of Directors meetings and 34 Management Deliberation Meetings were held.

2)	The Risk Management Meeting, which was established to reinforce the group-wide risk-response capability, set priority tasks and followed up on relevant measures.

3)	We selected 42 risk items to be managed companywide in the fields of occupational accidents, quality-related issues, leakage of confidential information and the like. Each competent department in charge of companywide risk factors made or conducted necessary onsite diagnosis and educational or training sessions. For example, QC diagnosis workshops, opportunities to confirm and provide guidance on structural reinforcement activities for quality improvement, were held at 22 Group companies as training bases. In addition, with September 8 designated as “Companywide Safety Day,” employees of the Company discussed overall safety at diverse work sites.

4)	To reinforce group-wide information security measures, we established organizations for promoting information security at six regional headquarters around the world.

(3)	Compliance-Related Initiatives

1)	Effective mutual supervision by and among board members is pursued for decision making by cross-sectional collegial bodies such as the Production and Procurement Meeting and the M&A Strategy Meeting, in addition to the executive collegial bodies consisting of the Board of Directors, the Management Deliberation Meeting, the Management Strategy Meeting and the Management Meeting.

2)	The respective collegial bodies set priority tasks and followed up on relevant activities during the current fiscal year, aimed at the practice and steady implementation of trusted corporate activities.

3)	We offered corporate governance education for all corporate officers and Executive Officers, as well as discussions at work sites and Intranet-based compliance tests.

4)	We took diverse measures to prevent individual compliance infringements such as education for the prevention of bribery and corruption.

5)	To prevent infringement with antitrust laws, we took measures, such as the inspection of meetings with any competitive companies and external e-mails, as well as education to thoroughly reinforce compliance with antitrust laws.

6)	We strove to disseminate the “Corporate Ethics Hotline,” the internal whistle-blowing system, by distributing the Risk Response Pocket Guide, and each competent department responsibly handled specific reporting and counseling cases.

7)	The internal audit department conducted audits for five internal divisions/departments based on three themes according to its annual auditing plan. The department also conducted audits for about 50 Group companies.

(4)	Group Control-Related Initiatives

1)	We streamlined the Group Management Manual, which stipulates the decision-making scheme for Group companies based on the reserved authority system. As for business operations beyond the discretionary framework of the respective Group companies, including cases of high-value capital investments and/or significant contracts, decision making is based on consultations between the competent department and the relevant Group companies.

2)	We promote the establishment and operation of group-wide systems by proposing risk/compliance-related guidelines, including the Crisis Communications Manual and the Information Security Global Rules.

3)	We held global conferences by business group or by functional center and provided assistance and advice to Group companies for the purpose of exchanging information and ensuring appropriate operations.

(5)	Initiatives to Ensure Effective Audits by the Audit & Supervisory Board Members

1)	Based on the annual auditing plan, the Audit & Supervisory Board Members of the Company conducted on-site audits for 41 internal departments/divisions and 70 domestic/overseas Group companies during the current fiscal year.

2)	The Audit & Supervisory Board Members attended companywide official conferences/meetings of the Company including the Board of Directors, the Management Deliberation Meeting, the Management Strategy Meeting, the Management Meeting and the Human Resources Development Conference, examined kessaisho documents for decision making on important business operations and expressed remarks thereon, as required.

3)	The Audit & Supervisory Board Office was established as an organ to support the Audit & Supervisory Board Members in conducting their duties, and three dedicated persons are designated thereat.

4)	The Audit & Supervisory Board Members had occasional meetings to exchange opinions as required with the board members, the Executive Vice Presidents, and/or the Senior Executive Officers, and the Audit & Supervisory Board conducted hearings on their execution of business operations. In addition, the Finance & Accounting Division, the Human Resources Division, the Legal Division and the like regularly reported on proper business operations to the Audit & Supervisory Board Members.

5)	The Audit & Supervisory Board Members regularly or occasionally exchanged information as required with the internal audit department, the Accounting Auditor, and the internal control department.

6)	The Audit & Supervisory Board Members regularly held liaison meetings with the Audit & Supervisory Board Members of the domestic Group companies and separately exchanged information, as required, with the Audit & Supervisory Board Members of the respective Group companies.

7)	The Audit & Supervisory Board Members Reporting Regulations prohibit detrimental treatment of any person who has reported to an Audit & Supervisory Board Member.

The former Senior Executive Directors’ Meeting and the Management Officers’ Meeting changed its names in April 2019 to the Management Deliberation Meeting and the Management Meeting mentioned above, respectively.

DENSO CORPORATION

Consolidated Statement of Changes in Equity

(From April 1, 2019, to March 31, 2020)

(Millions of yen)

	Equity attributable to owners of the parent company
	Capital stock	Capital surplus	Treasury stock	Other components of equity
				Net fair value gain on equity instruments designated as FVTOCI	Remeasurements of defined benefit pension plans
Balance as of April 1, 2019	187,457	268,776	(56,803)	378,687	-
Profit for the year	-	-	-	-	-
Other comprehensive income	-	-	-	(91,768)	1,551
Comprehensive income for the year	-	-	-	(91,768)	1,551
Acquisition of treasury stock	-	-	(13)	-	-
Disposal of treasury stock	-	(1)	1	-	-
Dividends	-	-	-	-	-
Changes in the ownership interest in subsidiaries without loss of control	-	3,599	-	-	-
Changes from business combination	-	-	-	-	-
Transfer to retained earnings	-	-	-	(13,343)	(1,551)
Transfer to capital surplus from retained earnings	-	1	-	-	-
Other increase (decrease)	-	-	-	-	-
Total transactions with the owners	-	3,599	(12)	(13,343)	(1,551)
Balance as of March 31, 2020	187,457	272,375	(56,815)	273,576	-

	Equity attributable to owners of the parent company					Non- controlling interests	Total equity
	Other components of equity			Retained earnings	Total
	Exchange differences on translating foreign operations	Cash flow hedges	Total
Balance as of April 1, 2019	22,764	131	401,582	2,794,682	3,595,694	174,672	3,770,366
Profit for the year	-	-	-	68,099	68,099	16,523	84,622
Other comprehensive income	(69,677)	(141)	(160,035)	-	(160,035)	(8,994)	(169,029)
Comprehensive income for the year	(69,677)	(141)	(160,035)	68,099	(91,936)	7,529	(84,407)
Acquisition of treasury stock	-	-	-	-	(13)	-	(13)
Disposal of treasury stock	-	-	-	-	0	-	0
Dividends	-	-	-	(108,486)	(108,486)	(15,592)	(124,078)
Changes in the ownership interest in subsidiaries without loss of control	-	-	-	-	3,599	(4,953)	(1,354)
Changes from business combination	-	-	-	-	-	28	28
Transfer to retained earnings	-	-	(14,894)	14,894	-	-	-
Transfer to capital surplus from retained earnings	-	-	-	(1)	-	-	-
Other increase (decrease)	-	-	-	(1,722)	(1,722)	49	(1,673)
Total transactions with the owners	-	-	(14,894)	(95,315)	(106,622)	(20,468)	(127,090)
Balance as of March 31, 2020	(46,913)	(10)	226,653	2,767,466	3,397,136	161,733	3,558,869

Notes to the Consolidated Financial Statements

1.	Basis of Presenting the Consolidated Financial Statements

(1)	Basis of preparation of the consolidated financial statements

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (hereinafter “IFRS”) under the provision of Article 120, Paragraph 1 of the Rules of Corporate Accounting. Certain disclosures required by IFRS have been omitted from these consolidated financial statements under the provision set forth in the second sentence of said paragraph.

(2)	Scope of consolidation

1)	Number of consolidated subsidiaries: 200

2)	Names of the principal consolidated subsidiaries:

(Domestic)

A total of 64 companies including DENSO SOLUTION JAPAN CORPORATION, DENSO TEN LTD., and TDMOBILE CORPORATION

(Overseas)

A total of 136 companies including DENSO INTERNATIONAL AMERICA, INC., DENSO MANUFACTURING MICHIGAN, INC., DENSO MANUFACTURING TENNESSEE, INC., DENSO MANUFACTURING ATHENS TENNESSEE, INC., DENSO TEN AMERICA LTD., DENSO SALES CANADA, INC., DENSO MEXICO S.A. DE C.V., DENSO EUROPE B.V., DENSO MANUFACTURING HUNGARY, LTD., DENSO INTERNATIONAL ASIA PTE., LTD. (Singapore), DENSO SALES (THAILAND) CO., LTD., DENSO (THAILAND) CO., LTD., SIAM DENSO MANUFACTURING CO., LTD., PT.DENSO INDONESIA, PT. DENSO SALES INDONESIA, DENSO (CHINA) INVESTMENT CO., LTD., and TIANJIN DENSO ELECTRONICS CO., LTD.

(3)	Application of the equity method

1)	Number of associates accounted for by the equity method: 88

2)	Name of the principal associates accounted for by the equity method:

(Domestic) TSUDA INDUSTRIES CO., LTD., G.S. Electech Inc., Toshiba Information Systems (Japan) Corporation and 21 other companies (a total of 24)

(Overseas) MICHIGAN AUTOMOTIVE COMPRESSOR, INC. and 63 other companies (a total of 64)

(4)	Summary of significant accounting policies

1)	Business combination and goodwill

Business combinations are accounted for using the acquisition method. Consideration transferred in a business combination is measured at as the sum of the acquisition-date fair value of the assets transferred, the liabilities assumed and equity instruments issued by the Company and its subsidiaries (hereinafter the “Group”) in exchange for control over an acquiree. Acquisition-related costs incurred are recognized as expenses.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in other versions of IFRS.

The identifiable assets acquired and the liabilities assumed are measured at their fair values at the acquisition date, except:

・	Deferred tax assets (or liabilities) and liabilities (or assets) related to employee benefit arrangements are recognized and measured in accordance with International Accounting Standard (“IAS”) 12 Income Taxes and IAS 19 Employee Benefits, respectively;

・	Assets or disposal groups that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are recognized and measured in accordance with the standard; and

・	Liabilities or equity instruments related to share-based remuneration of the acquiree or share-based remuneration of the Group entered into to replace such arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment.

Any excess of the consideration of acquisition over the fair value of identifiable assets and liabilities is recognized as goodwill in the consolidated statement of financial position. If the consideration of acquisition is lower than the fair value of the identifiable assets and liabilities, the difference is immediately recognized as gain in the consolidated statement of income. The additional acquisition of non-controlling interests after obtaining control is accounted for as an equity transaction without recognition of goodwill.

Goodwill has been measured at the initially recognized value at the date of the business combination less accumulated impairment losses and included in “Intangible assets” in the consolidated statement of financial position. Goodwill is not amortized, but instead, tested for impairment annually or whenever there is any indication of impairment. Impairment losses on goodwill are recognized in the consolidated statement of income and no subsequent reversal is made.

If the initial accounting of a business combination has not been completed by the end of the reporting period in which the business combination occurs, the Group reports provisional amounts for uncompleted accounting items. The Group will revise the provisional amounts during the measurement period (not exceeding one year) or recognize additional assets or liabilities in order to reflect new information obtained regarding the facts and circumstances that existed as of the date of acquisition and would have affected the amounts recognized on the date of acquisition, if such amounts have been ascertained.

2)	Financial assets

i)	Initial recognition and measurement

The Group classifies financial assets into financial assets measured at amortized cost and financial assets measured at fair value based on their nature and holding purposes. The Group determines the classification at initial recognition. The sale or purchase of financial assets which occurs in the normal course of business is recognized or derecognized at the transaction date.

a)	Financial assets measured at amortized cost

Financial assets are classified as financial assets measured at amortized cost if both of the following conditions are met:

•	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The financial assets measured at amortized cost are measured initially at fair value plus transaction costs directly attributable to the acquisition.

b)	Financial assets measured at fair value

If the financial assets do not meet the above conditions, they are classified as financial assets measured at fair value through profit or loss or other comprehensive income.

Equity instruments are measured at fair value. By its irrevocable designation, the financial assets held for trading are measured at fair value with changes recognized through profit or loss, or otherwise are measured at fair value with changes recognized through other comprehensive income. The designation has been applied consistently.

Financial assets other than equity instruments that do not meet the condition in relation to the measurement of amortized cost are measured at fair value with changes recognized through profit or loss.

Financial assets measured at fair value through profit or loss are initially measured at fair value and transaction costs are recognized in profit or loss when they occur. Financial assets measured at fair value through other comprehensive income are initially measured at fair value plus transaction costs directly attributable to the acquisition.

ii)	Subsequent measurement

After initial recognition, financial assets are measured based on the classification as follows:

a)	Financial assets measured at amortized cost

The carrying amount of financial assets measured at amortized cost is measured using the effective interest method. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset. Interest income is recognized in profit or loss and included in “Finance income” in the consolidated statement of income. In cases where a financial asset measured at amortized cost is derecognized, the difference between the carrying amount and the consideration received or receivable is recognized in profit or loss.

b)	Financial assets measured at fair value

Changes in the fair value of financial assets measured at fair value are recognized in profit or loss.

However, gains or losses occurring from the disposal or remeasurement of fair value of the equity instruments measured at fair value through other comprehensive income are recognized in other comprehensive income and accumulated within “Other components of equity,” and is not recognized in profit or loss. The amount is transferred to retained earnings when the equity instruments are derecognized. Dividends for equity instruments are recognized in profit or loss when the right to receive dividends is established and included in “Finance income” in the consolidated statement of income. Net gains or losses arising from the equity instruments measured at fair value through profit or loss are recognized as “Finance income” or “Finance costs” in the consolidated statement of income. The interest income from the debt instruments is also included in net gains or losses above.

iii)	Impairment of financial assets measured at amortized cost

The Group assesses, at the end of each reporting period, whether credit risk on a financial asset measured at amortized cost has increased significantly since initial recognition. If credit risk on a financial asset has increased significantly since initial recognition or a financial asset is credit-impaired, an amount equal to lifetime expected credit losses is recognized as an allowance for doubtful accounts. If not, an amount equal to 12-month expected credit losses is recognized as an allowance for doubtful accounts. Expected credit losses are measured based on the discounted present value of the difference between the contractual cash flows that are due to the Group under the contract and the cash flows that the Group expects to receive.

For trade receivables, an amount equal to lifetime expected losses is recognized as an allowance for doubtful accounts from initial recognition.

The provision of an allowance for doubtful accounts or the reversal of an allowance for doubtful accounts in the case of reducing the allowance concerning a financial asset is included in profit or loss.

iv)	Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when substantially all the risks and rewards of ownership of the asset are transferred to another entity. If the Group neither transfers nor holds substantially all the risks and rewards of ownership of the asset and continues to control the transferred asset, the Group recognizes the retained interest on the asset and the relevant liabilities that might possibly be paid in association therewith.

3)	Hedge accounting and derivatives

The Group utilizes derivatives, including currency swaps, interest rate swaps and foreign exchange forward contracts to hedge foreign exchange and interest rate risks. These derivatives are initially measured at fair value when the contract is entered into, and are subsequently remeasured at fair value at the end of each reporting period.

The Group has derivatives held for hedging purposes that do not qualify for hedge accounting. The fluctuation on the fair value of these derivatives is recognized in profit or loss immediately.

At the inception of the hedge, the Group documents the relationship between the hedging instruments and the hedged items in accordance with the objectives of risk management and the strategies for undertaking various hedge transactions. In addition, the Group assesses on a quarterly basis whether the hedging instruments are highly effective in offsetting changes in cash flows of the hedged items attributable to the hedged risk at the inception of the hedge and during its term. A cash flow hedge is applied to a forecast transaction only when the transaction is highly probable.

Cash flow hedge

The Group adopts only cash flow hedge as its approach to hedge accounting.

The effective portion of gains or losses on hedging instruments is recognized as other comprehensive income, while the ineffective portion is recognized immediately in profit or loss in the consolidated statement of income.

The amount of hedging instruments recognized in other comprehensive income is reclassified to profit or loss when the transactions of the hedged items affect profit or loss.

Hedge accounting is discontinued prospectively when the hedge no longer qualifies for hedge accounting, or when the hedging instrument expires or is sold, terminated or exercised, or when the designation is revoked.

When hedge accounting is discontinued, the Group continues to record the balance of other comprehensive income related to cash flow hedges which have been recognized in other comprehensive income until the forecast transaction affects profit or loss. When a forecast transaction is no longer expected to occur, the balance of other comprehensive income related to cash flow hedges is recognized immediately in profit or loss.

4)	Inventories

Inventories are measured at the lower of cost and net realizable value. Inventories include costs of purchase, costs of conversion and all other costs incurred in bringing the inventories to their present location and condition and the cost is determined mainly using the periodic average method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

5)	Depreciation or amortization methods of property, plant and equipment, right-of-use assets and intangible assets

i)	Property, plant and equipment

Except for assets that are not subject to depreciation such as land and construction in progress, property, plant and equipment are amortized mainly using the straight-line method over their estimated useful lives as follows.

The estimated useful lives and depreciation method are reviewed at the end of each reporting period.

・	Buildings and structures:	6 to 50 years
・	Machinery and vehicles:	3 to 10 years
・	Other:	2 to 10 years

ii)	Right-of-use assets

Right-of-use assets are amortized on a straight-line basis over the estimated useful lives or lease terms, whichever is shorter.

iii)	Intangible assets

Intangible assets with finite useful lives are amortized by using the straight-line method over their estimated useful lives.

Major estimated useful lives are as follows:

・	Software:	3 to 5 years
・	Development costs:	3 years
・	Customer-related assets:	8 years
・	Technology-related assets:	10 years

6)	Impairment of non-financial assets

The Group assesses, for each fiscal year, whether there is any indication that an asset may be impaired. If any indication exists, or in cases where the impairment test is required to be performed each year, the recoverable amount of the asset is estimated. In cases that the recoverable amount cannot be estimated for each asset, it is estimated by the cash-generating unit to which the asset belongs. The grouping of assets in applying impairment accounting of the Group is determined by business group, which is the unit used in management accounting to understand profits and losses on an ongoing basis. In addition, assets are grouped into the rented property group and the idle property group, with each property as a minimum unit. Meanwhile, the headquarters and welfare facilities are categorized as corporate assets because they do not generate cash flows independently.

The impairment losses are included in “Other expenses” in the consolidated statement of income. Assessment for impairment is performed with respect to each asset, cash-generating unit or group of cash-generating units. The recoverable amount of an asset or a cash-generating unit (or group of cash-generating units) is determined at the higher of its fair value less costs of disposal and its value in use. If the carrying amount of the asset or cash-generating unit exceeds the recoverable amount, impairment is recognized for the asset and the carrying amount is reduced to the recoverable amount. In determining the fair value less costs of disposal, the Group uses an appropriate valuation model supported by available fair value indicators. In determining the value in use, estimated future cash flows are calculated using discount rates that reflect current market assessments of the time value of money.

The Group assesses whether there is any indication that an impairment loss recognized in prior years for an asset other than goodwill may no longer exist or may have decreased, such as any changes in assumptions used for the determination of the recoverable amount. If any such indication exists, the recoverable amount of the asset or cash-generating unit is estimated. In cases that the recoverable amount exceeds the carrying amount of the asset or cash generating unit, impairment losses are reversed up to the lower of the estimated recoverable amount or the carrying amount (net of depreciation) that would have been determined if no impairment losses had been recognized in prior years. However, an impairment loss recognized for goodwill is not reversed.

7)	Recognition criteria for provisions

Provisions are recognized when the Group has present legal or constructive obligations as a result of past events, it is probable that outflows of resources embodying economic benefits will be required for the Group to settle the obligations, and reliable estimates can be made of the amount of the obligations.

Where the effect of the time value of money is material, the amount of a provision is measured by discounting the estimated future cash flows to the present value at a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount due to the passage of time is recognized as “Finance costs” in the consolidated statement of income.

The main provisions are recorded as follows.

Reserve for product warranties:

Reserve for product warranties is recognized at an estimated amount of warranty expenses and timing of economic benefit outflows based on past experiences for after-sales service expenses incurred. The estimated amount of warranty expenses is subject to uncertainties regarding assumptions such as the number of vehicles to be covered, the unit repair cost per vehicle, the rate at which defects are addressed, and the expected proportion of the amount to be borne by the customer on a pro-rata basis. Therefore, it is possible that the estimates may change significantly due to changes in the circumstances on which the estimates are based.

Provision for loss on antitrust issues:

Provision for loss on antitrust issues is recognized at an estimated amount of potential future losses to prepare for payments of settlements, etc., with regard to the alleged violation of antitrust law or competition law in connection with certain past transactions regarding specific auto parts.

8)	Employee benefits

i)	Post-employment benefits

a)	Defined benefit plans

The Group has defined benefit pension plans and lump-sum benefit plans.

Defined benefit plans are post-employment benefit plans other than defined contribution plans (refer to b) below). The Group’s net defined benefit obligations are calculated respectively for each plan by estimating the future amount of benefits that employees have earned in exchange for their service for the previous years and the current year and discounting the amount to the present value. These calculations are performed annually by qualified actuaries using the projected unit credit method. The fair values of plan assets are deducted from the above calculation results.

The discount rates are equivalent to the market yields of AA credit-rated corporate bonds at the end of each reporting period that have maturities approximating those of the Group’s defined benefit obligations. Changes in defined benefit obligations for employees’ past services due to the revision of the pension plan are recognized in profit or loss. The Group recognizes changes in obligations due to the remeasurement of benefit obligations and plan assets of defined benefit plans in other comprehensive income and then immediately reclassifies the cumulative amount to retained earnings.

b)	Defined contribution plans

Defined contribution plans are post-employment benefit plans in which the employer makes fixed contributions to other independent entities and has no legal or constructive obligation to make further contributions. The contributions to defined contribution plans are recognized as an expense during the period when the service is rendered by employees.

ii)	Other long-term employee benefits

For long-term employee benefit plans, such as long-service employee awards, benefit amounts are determined by discounting the future amount of benefits estimated based on these plans to the present value when the Group has present constructive obligations to pay as a result of past employee service, and when reliable estimates of the obligations can be made.

The discount rates are equivalent to the market yields of AA credit-rated corporate bonds at the end of each reporting period that have maturities approximating those of the Company’s obligations.

iii)	Short-term employee benefits

Short-term employee benefits are measured on an undiscounted basis and are expensed when the service is rendered.

For bonuses, estimated amounts to be paid based on the plans are recognized as liabilities when the Group has present legal or constructive obligations to pay as a result of past employee service, and when reliable estimates of the obligations can be made.

9)	Revenue

The Group recognizes revenue based on the following five-step approach:

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

In the parts supply business for automobile manufacturers, the Group manufactures and sells products of the powertrain system, electrification system, sensors and semiconductors, thermal system and mobility electronics products in auto parts mainly to domestic and overseas automobile manufacturers. In the aftermarket and Non-automotive Business, the Group mainly sells automotive service parts to end users.

The Group’s performance obligations are mainly to supply finished products to customers. In principle, revenue is recognized when products are delivered to customers since the Group deems that control over the products is transferred to the customers and performance obligations are satisfied at that point in time.

Consideration for these performance obligations is received generally within one year after the performance obligations are satisfied under separately prescribed payment terms, and includes no significant financing components. Revenue is measured at consideration promised in contracts with customers. Moreover, in the case of executing product sales transactions based on a provisional unit price, revenue is estimated as variable consideration by an appropriate method using the most likely amount method, etc.

For part of supply transactions for fees falling under the definition of repurchase agreements, inventories are continuously recognized as financing transactions, and financial liabilities are recognized for the ending inventories of supplies which remain at supply destinations.

10)	Foreign currency translation

The financial statements of each company in the Group are prepared based on the currency of the primary economic environment in which the entity operates (functional currency), and transactions in currencies other than the functional currency of each company (foreign currencies) are translated at the exchange rates prevailing at the transaction dates or approximations of the rates.

At the end of the reporting period, monetary items denominated in foreign currencies are translated at the exchange rates prevailing at the fiscal year-end, while non-monetary items denominated in foreign currencies measured at cost are translated at the exchange rates at the transaction dates and those measured at fair value are translated at the rates prevailing at the dates when the fair value is determined.

Differences arising from the translation or settlement are recognized in profit or loss during the period and presented in “Foreign exchange gain or loss” in the consolidated statement of income.

The consolidated financial statements of the Group are presented in Japanese yen, which is the functional currency of the parent and the presentation currency of the consolidated financial statements. In order to present the consolidated financial statements, the assets and liabilities of foreign operations are translated into Japanese yen at the exchange rates prevailing at the fiscal year-end, while their revenue and expenses are translated into Japanese yen at the average exchange rates for the period, unless the exchange rates significantly fluctuate during the period. If translation differences occur, they are recognized as “Exchange differences on translating foreign operations” in other comprehensive income and its cumulative amount is classified as “Other components of equity” of the equity section. In the event of a loss of control due to the disposal of foreign operations, the relevant cumulative amount of translation differences is reclassified to profit or loss during the period in which they are disposed of.

Goodwill and fair value adjustments resulting from the acquisition of foreign operations are retranslated as assets and liabilities of such foreign operations as at the end of the reporting period, and exchange differences are classified into “Other components of equity.”

2.	Changes to Accounting Policies

Application of IFRS 16 Leases

The Group has applied IFRS 16 Leases (issued in January 2016, hereinafter “IFRS 16”) from the fiscal year ended March 31, 2020. In applying IFRS 16, the Group recognizes the cumulative effect of applying this standard at the date of initial application in accordance with a transitional measure.

When applying IFRS 16, the Group selected the practical expedient provided for in paragraph C3 of IFRS 16, and continued to make assessments regarding whether or not arrangements contain leases based on IAS 17 Leases (hereinafter “IAS 17”) and IFRIC 4 “Determining Whether an Arrangement Contains a Lease.” From the date of initial application onward, the Group will make these assessments in accordance with the provisions of IFRS 16.

As a result of the introduction of a single lessee accounting model with the application of IFRS 16, the Group recognizes rights to use underlying assets throughout the lease period as right-of-use assets, and obligations to pay lease payments to lessors as lease liabilities, for all leases excluding short-term leases and leases of low-value assets as a lessee.

For leases as a lessee previously classified as operating leases based on the application of IAS 17, right-of-use assets and lease liabilities have been recognized on the date of initial application. Lease liabilities are measured at the present value of unpaid lease payments, discounted using the lessee’s incremental borrowing rate, on the date of initial application. Right-of-use assets are measured at the initially recognized value of lease liabilities adjusted for unpaid lease payments, etc.

For leases as a lessee previously classified as finance leases based on the application of IAS 17, the carrying amounts of right-of-use assets and lease liabilities on the date of initial application have been measured at the carrying amount of lease assets and lease liabilities measured based on the application of IAS 17 immediately prior to this date.

Furthermore, the weighted average lessee’s incremental borrowing rate applied to lease liabilities is 0.33%.

When applying IFRS 16, the Group has used the following practical expedients:

・	A single discount rate has been applied to portfolios of leases with reasonably similar characteristics.

・	Leases for which the lease term ends within 12 months of the date of initial application have been accounted for in the same way as short-term leases.

・	Initial direct costs have been excluded from the measurement of right-of-use assets at the date of initial application.

・	Hindsight has been used when determining the lease term if the contract contains options to extend or terminate the lease.

The differences between non-cancellable operating lease agreements disclosed based on the application of IAS 17 as of March 31, 2019 and lease liabilities recognized on the consolidated statement of financial position on the date of initial application were as follows:

(Millions of yen)
Non-cancellable operating lease agreements (as of March 31, 2019)	7,865
Finance lease obligations (as of March 31, 2019)	17,879
Short-term leases and low value leases	(1,043)
Cancellable operating lease agreements, etc.	32,291
Lease liabilities at the date of initial application	56,992

In addition, right-of-use assets recognized on the consolidated statement of financial position on the date of initial application were ¥48,855 million. These right-of-use assets include the reclassification of lease assets previously classified as finance leases based on the application of IAS 17, etc. The effect on the consolidated statement of income is immaterial, and there is no effect on retained earnings on the date of initial application.

3. Notes to the Consolidated Statement of Financial Position

(1)	Accumulated depreciation of property, plant and equipment ¥3,546,982 million

Accumulated depreciation of property, plant and equipment includes accumulated impairment loss.

(2)	Other

The details of contingent liabilities in the fiscal year ended March 31, 2020 are as follows:

Concerning the antitrust law

1)	Investigations by countries and competition authorities

The Company is responding to the authorities’ investigations in certain jurisdictions.

2)	Civil lawsuits

The company and some of our subsidiaries are among the defendants named in several lawsuits filed by certain automotive dealerships and certain state attorneys general in the United States, and our subsidiary is among the defendants named in the lawsuit filed by a certain customer in Germany, both wherein damages are claimed on suspicion of violation of antitrust law or competition law in connection with certain past transactions regarding specific auto parts. Those cases will be proceeded in accordance with the rule of the civil procedure in the relevant country or state, and the company could commence settlement discussions with the plaintiffs at any time in the proceedings and reach a settlement.

3)	Individual settlement negotiations

The Company has been engaged in negotiations with its major customers (certain automobile manufacturers) individually concerning the alleged violation of antitrust law or competition law in connection with certain past transactions regarding specific auto parts.

In relation to some of these matters, the Company has estimated its potential payable amounts and has reserved such amounts in the “Other expenses” category.

Please note that pursuant to IAS 37 Provisions, Contingent Liabilities and Contingent Assets, the Company has not disclosed the overall content of these disputes because the disclosure of such information could be expected to prejudice the position of the Company.

4. Notes to the Consolidated Statement of Income

(1)	Provision for reserve for product warranties

The Company and certain subsidiaries of the Group recorded a provision for reserve for product warranties of ¥210,916 million in selling, general and administrative expenses concerning certain products manufactured and sold in the past.

5. Notes to the Consolidated Statement of Changes in Equity

(1)	Type and total number of shares issued as of March 31, 2020: 787,944,951 shares of common stock

(2)	Dividends

1)	Dividends paid

Resolution	Type of stock	Total dividend amount (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
Board of Directors meeting held on April 26, 2019	Common stock	54,243	70	March 31, 2019	May 27, 2019
Board of Directors meeting held on October 31, 2019	Common stock	54,243	70	September 30, 2019	November 26, 2019

2)	Of the dividends for which the record date belongs to the fiscal year ended March 31, 2020, those for which the effective date of the dividends will be in the fiscal year ending March 31, 2021

A resolution was made as follows at the Board of Directors meeting held on April 30, 2020.

Resolution	Type of stock	Total dividend amount (Millions of yen)	Source of funds for dividends	Dividend per share (Yen)	Record date	Effective date
Board of Directors meeting held on April 30, 2020	Common stock	54,243	Retained earnings	70	March 31, 2020	May 26, 2020

6.	Notes to Financial Instruments

(1)	Status of financial instruments

1)	Capital management

The Group aims to continuously enhance its corporate value by keeping lasting and stable return to shareholders as well as using funds for capital investment, research and development, and merger and acquisition that are necessary for sustained growth, while ensuring financial soundness. Generally, the operating cash flows cover business funds necessary to achieve the goal by keeping and strengthening the Group's profitability and cash-generating ability, with additional interest-bearing debt, such as bonds and borrowings, if necessary. In addition, the Group secures funds to maintain the stable financial health in the long term. The Group is not subject to any externally imposed restriction on capital as of March 31, 2020.

2)	Description and extent of risks arising from financial instruments

i)       Risk management policy

In the course of business activities, the Group is exposed to financial risks, such as credit risks, market risks and liquidity risks, and performs risk management activities in accordance with certain policies to avoid or reduce these risks. The policy of asset management and derivative transactions are primarily approved by the Board of Directors of the Company at the beginning of each fiscal year, while the transactions and relevant risk management during the period are implemented primarily in accordance with internal regulations.

The Group uses derivatives for the purpose of avoiding risks stated below, and does not enter into derivative transactions for speculation purposes.

a)	Credit risk

Notes and accounts receivable, or the Group’s trade receivables, are exposed to credit risk of the customers. The Group manages the due dates and balances of trade receivables by customer. For those customers whose credit risk is of concern to the Group, measures to protect the receivables are individually developed and implemented by periodically monitoring the status and evaluating the default risk due mainly to deterioration of their financial standing at an earlier stage.

As short-term bond investment trusts as well as government and corporate bonds held by the Group for investment in debt instruments are all highly-rated instruments or instruments issued by highly-rated financial institutions and other issuers in accordance with internal asset management regulations, credit risk is deemed as immaterial.

The Group enters into derivative transactions only with highly-rated financial institutions to minimize counterparty risks.

The carrying amount after impairment of financial assets presented in the consolidated financial statements represents the maximum exposure of the Company’s financial assets to credit risks.

The Group determines whether credit risk has increased significantly since initial recognition based on changes in default risk, and considers the financial condition, past due information and other factors of the customer for the determination. The Group, in principle, determines that the credit risk has increased significantly if contractual payments are more than 30 days past due. The Group considers reasonable and supportable information that is available without undue cost or effort for the determination, and determines that the credit risk has not increased significantly if it can be rebutted based on the information.

Moreover, in principle, the Group determines that default has occurred if contractual payments are more than 90 days past due and credit impairment has occurred. At the end of each reporting period, the Group assesses whether there is objective evidence of credit impairment. The evidence of credit impairment includes default or delinquency of the borrower, extension of the due date under terms and conditions which the Group would not have granted in other circumstances, indication of bankruptcy of the borrower or the issuer and disappearance of an active market. Further, a write-off is executed if future collection is reasonably unexpected.

b)	Market risk

Foreign exchange risk

Since the Group operates its business globally, it executes foreign currency transactions and is exposed to a risk that profit or loss, cash flows and other items may be impacted by foreign exchange fluctuations. In order to avoid the foreign exchange risk, the Group uses mainly forward foreign currency contracts for foreign currency trade receivables and payables and currency swaps for foreign currency borrowings as derivative transactions.

Risk management is performed by the Company’s Finance & Accounting Division based on derivative transaction regulations which prescribe the authority and the limits for each transaction. The actual results of such transactions are reported monthly to the executive assigned to the Finance & Accounting Division. The consolidated subsidiaries conduct management based on the derivative transaction regulations.

Interest rate risks

The Group is exposed to an interest rate risk since the Group borrows funds with both fixed interest rates and variable interest rates. The Group’s interest-bearing debt mainly consist of bonds and borrowings with fixed interest rates, and borrowings with variable interest rates are practically equivalent to borrowings with fixed interest rates by using interest-rate swap agreements in principle.

Risk management is performed by the Company’s Finance & Accounting Division based on the derivative transaction regulations which prescribe the authority and the limits for each transaction. The actual results of such transactions are reported monthly to the executive assigned to the Finance & Accounting Division. The consolidated subsidiaries conduct management based on the derivative transaction regulations.

c)	Liquidity risk

The Group raises funds by borrowings and bonds and is exposed to a liquidity risk that the Group may not be able to repay debts on the due dates due to the deterioration of the financing environment. The Group manages its liquidity risk by holding adequate volumes of assets with liquidity to cover the amounts of one month’s consolidated revenue or more, along with adequate financial planning developed and revised by the Finance & Accounting Division based on the reports from each business unit.

d)	Price fluctuation risk of equity instruments

The Group is exposed to share price fluctuation risk arising from equity instruments (stocks). As these investments are not held for short-term trading purpose, but mainly for forming a business alliance or strengthening a business relationship with business partners, the Group reviews the holding status on an ongoing basis in light of the relationship with the business partners by periodically evaluating their fair values as well as the financial condition of the issuers (i.e., business partners).

(2) Fair value of financial instruments

The carrying amounts and fair values of financial instruments held as of March 31, 2020 (end of the current fiscal year) are presented as follows.

1)	Financial instruments measured at amortized cost

		(Unit: Millions of yen)
	Carrying amount	Fair value
Financial assets Debt securities	216	220
Financial liabilities Long-term borrowings (Note) Bonds (Note)	183,474 220,000	184,068 220,448

Note: The current portions are included in these amounts.

As the fair value of short-term financial assets and short-term financial liabilities, which are measured at amortized cost, approximates their carrying amount, their note disclosures are omitted.

The fair value of long-term borrowings is calculated based on the present value which is obtained by discounting the sum of the principal amount and interest payments at an interest rate assumed to be applied if the same loans were newly executed.

2)	Fair value of financial assets and liabilities measured at fair value on a recurring basis

		(Unit: Millions of yen)
	Carrying amount	Fair value
Derivative assets Stocks Listed stocks Unlisted stocks Other equity securities	6,631 975,462 95,682 33,822	6,631 975,462 95,682 33,822
Derivative liabilities	9,994	9,994

Derivatives used by the Group primarily consist of foreign exchange forward contracts, interest rate swaps, and currency swaps.

The fair values of foreign exchange forward contracts are determined based on forward exchange rates and other factors. The fair values of interest rate swaps and currency swaps are determined based on observable market data such as interest rates quoted by financial institutions.

For the fair value measurement of unlisted stocks and other equity securities, the most appropriate method is selected according to particular conditions. The fair values are determined using the discounted cash flow method or the adjusted net asset method to adjust the market value using the PBR as necessary.

The illiquidity discount, which is a significant unobservable input used in measuring the fair values of unlisted shares and other equity securities, is determined at 30%.

7.	Notes to Per Share Data

(1) Equity per share attributable to owners of the parent company	¥4,384.14
(2) Basic earnings per share	¥87.89

8.	Note to Significant Subsequent Events

On April 1, 2020, core electronic component operations were transferred from Toyota Motor Corporation (hereinafter “Toyota”) to the Company.

(1)	Overview of the transfer of operations

1)	Consolidation of production operations for electronic components

・	The production of electronic components at Toyota’s Hirose Plant will be consolidated within the Company.

・	Relevant land, production infrastructure (including buildings, equipment, and software), and other items at Hirose Plant will be transferred from Toyota.

2)	Consolidation of development functions for electronic components

・	Electronic components development functions will be consolidated within the Company.

・	Relevant drawings, development equipment, and other items will be transferred from Toyota.

(2)	Reason for the transfer of operations

By consolidating these operations within the Company, which has a high level of expertise in the field of electronic components, a speedy and competitive development and production structure will be established. In doing so, the aim is to also maximize resource utilization, such as by shifting resources created by eliminating duplicate operations within the Toyota Group to new domains that will increase the value of future mobility, thus strengthening the competitiveness of the Toyota Group overall.

(3)	Date of the transfer of operations

April 1, 2020

(4)	Price for the transfer of operations

The calculation is based on the value of the assets to be transferred as of March 31, 2020, and has not yet been finalized.

(5)	Amount, cause, method and period of amortization of goodwill accrued

Have not yet been finalized.

(6)	Amount of major acquisition-related expenses

Have not yet been finalized.

(7)	Fair value of acquired assets

Have not yet been finalized.

Non-Consolidated Statement of Changes in Equity

(From April 1, 2019, to March 31, 2020)

								(Millions of yen)
	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings					Treasury stock, at cost	Shareholders’ equity
		Additional paid-in capital	Other capital surplus	Legal reserve	Other retained earnings
					Reserve for special depreciation	Reserve for advanced depreciation of fixed assets	General reserve	Earned surplus carried forward
Balance as of April 1, 2019	187,457	265,985	-	43,274	50	588	896,390	619,194	(56,792)	1,956,146
Changes in the fiscal year
Dividends from surplus	-	-	-	-	-	-	-	(108,486)	-	(108,486)
Reversal of reserve for special depreciation	-	-	-	-	(17)	-	-	17	-	-
Provision of reserve for advanced depreciation of fixed assets	-	-	-	-	-	66	-	(66)	-	-
Net loss	-	-	-	-	-	-	-	(84,500)	-	(84,500)
Acquisition of treasury stock	-	-	-	-	-	-	-	-	(13)	(13)
Disposal of treasury stock	-	-	(1)	-	-	-	-	-	1	0
Transfer to capital surplus from retained earnings	-	-	1	-	-	-	-	(1)	-	-
Net changes in items other than those in shareholders’ equity	-	-	-	-	-	-	-	-	-	-
Total of changes in the fiscal year	-	-	-	-	(17)	66	-	(193,036)	(12)	(192,999)
Balance as of March 31, 2020	187,457	265,985	-	43,274	33	654	896,390	426,158	(56,804)	1,763,147

	Variance of estimate/conversion		Total equity
	Net unrealized gain on available-for-sale securities	Deferred gains on derivatives under hedge accounting
Balance as of April 1, 2019	350,711	(76)	2,306,781
Changes in the fiscal year
Dividends from surplus	-	-	(108,486)
Reversal of reserve for special depreciation	-	-	-
Provision of reserve for advanced depreciation of fixed assets	-	-	-
Net loss	-	-	(84,500)
Acquisition of treasury stock	-	-	(13)
Disposal of treasury stock	-	-	0
Transfer to capital surplus from retained earnings	-	-	-
Net changes in items other than those in Shareholders’ equity	(34,476)	(53)	(34,529)
Total of changes in the fiscal year	(34,476)	(53)	(227,528)
Balance as of March 31, 2020	316,235	(129)	2,079,253

Notes to the Non-Consolidated Financial Statements

1.	Significant Accounting Policies

(1)	Standard and method of valuation of securities

1)	Investment in subsidiaries and associates

Stated at cost using the moving-average method.

2)	Available-for-sale securities

Available-for-sale securities for which the market price is readily determinable:

Stated at the market price, based on the market quotation at the fiscal year-end. Unrealized gains and losses are reported, net of applicable taxes, as a separate component of equity. The cost of securities sold is determined based on the moving-average method.

Available-for-sale securities for which the market price is not readily determinable:

Stated at cost using the moving-average method.

(2)	Derivatives are stated at the market price.

(3)	Inventories are stated at cost using the gross average method (write-down of book values due to a decline in profitability for the amounts stated in the non-consolidated balance sheet)

(4)	Depreciation of property, plant and equipment (excluding leased assets) is computed by the declining-balance method, and the amortization of intangible assets (excluding leased assets) and depreciation of leased assets are computed using the straight-line method.

(5)	Accounting standards for reserves

Allowance for doubtful accounts:

Allowance for doubtful accounts is provided at an amount of possible losses from uncollectible receivables based on the past loan loss ratio for bad debts for ordinary receivables and on the estimated recoverability for specific doubtful receivables.

Accrued bonuses to employees:

Accrued bonuses to employees are recognized for payments of bonuses to employees at an amount estimated by the Company to be recorded for the current fiscal year.

Accrued bonuses to directors and corporate auditors:

Accrued bonuses to directors and corporate auditors are recognized for payments of bonuses to board members and audit & supervisory board members at an estimated amount to be recorded for the current fiscal year.

Reserve for product warranties:

Reserve for product warranties is provided at an amount projected for after-sales service of products based on past experience.

Provision for loss on antitrust issues:

Provision for loss on antitrust issues is recognized at an estimated amount of potential future losses to prepare for payments of settlements, etc., with regard to the alleged violation of antitrust law or competition law in connection with certain past transactions regarding specific auto parts.

Liability for employees’ retirement benefits:

Liability for employees’ retirement benefits is provided at an amount calculated based on the projected benefit obligations and plan assets as of March 31, 2020. Liability for employees’ retirement benefits and retirement benefit expenses are accounted for as follows:

1)	Method of allocating the projected retirement benefits to periods

In calculating the projected benefit obligations, the benefit formula basis is used to allocate the projected retirement benefits to the years of service up to the end of the current fiscal year.

2)	Amortization method for actuarial gains or losses and prior service cost

Actuarial gains or losses are amortized for the pro-rata amount computed by the straight-line method over a certain period (10 years), which is shorter than the average remaining service period of employees at the time of the occurrence, commencing from the following fiscal year of occurrence.

Prior service cost is amortized using the straight-line method over a certain period (10 years), which is shorter than the average remaining service period of employees at the time of the occurrence.

The accounting procedures for unrecognized actuarial gains or losses and unrecognized prior service cost pertaining to retirement benefits in the non-consolidated balance sheet are different from those used in the consolidated statement of financial position.

Provision for loss on business of subsidiaries and associates:

Provision for loss on business of subsidiaries and associates is recognized at an expected amount to prepare for possible losses that could derive from the business of any subsidiaries and associates by taking into account the financial conditions of those companies.

Provision for environmental measures:

Provision for environmental measures is recognized at an amount expected to be incurred in the future to prepare for costs related to environmental measures, such as soil contamination measures.

(6)	Hedge accounting

Interest rate and currency swap agreements are accounted for by deferred hedging accounting (valuation gains/losses on hedging instruments are deferred as assets/liabilities until the gains/losses on the underlying hedged instruments are realized). Preferential treatment accounting is applied to certain interest rate and currency swap agreements that satisfy the requirements.

(7)	Transactions subject to the consumption tax and local consumption taxes are recorded at amounts exclusive of the consumption tax.

(8)	Application of the consolidated taxation system

The Company has applied the consolidated taxation system.

(9)	Application of Tax Effect Accounting for the transition from the consolidated taxation system to the group tax sharing system

In regard to the transition to the group tax sharing system created in the “Act for Partial Amendment of the Income Tax Act, etc.” (Act No. 8 of 2020) and accounting items for which the single-entity taxation system was revised in line with the transition to the group tax sharing system, the amounts of deferred tax assets and deferred tax liabilities are based on the provisions of the laws on taxation prior to amendment, and the provisions of Paragraph 44 of the “Guidance on Accounting Standard for Tax Effect Accounting” (Accounting Standards Board of Japan Guidance No. 28 of February 16, 2018) have not been applied, in accordance with the treatment provided for in Paragraph 3 of “Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (PITF No. 39 of March 31, 2020).

2.	Changes in Presentation

Non-consolidated balance sheet

Provision for environmental measures (\619 million for the previous fiscal year), which was included in other long-term liabilities of long-term liabilities in the previous fiscal year, is separately presented in the current fiscal year since it grew in importance.

3.	Notes to the Non-Consolidated Balance Sheet

(1)	Short-term monetary receivables due from subsidiaries and associates	¥398,950 million
(2)	Short-term monetary payables due to subsidiaries and associates	¥310,209 million
(3)	Accumulated depreciation of property, plant and equipment	¥2,327,808 million
(4)	Other

See Item (2) of “3. Notes to the Consolidated Statement of Financial Position” in “Notes to the Consolidated Financial Statements.”

4.	Notes to the Non-Consolidated Statement of Income

(1)	Sales to subsidiaries and associates	¥2,261,319 million
(2)	Purchases from subsidiaries and associates	¥1,019,555 million
(3)	Other operating transactions with subsidiaries and associates	¥34,344 million
(4)	Transactions with subsidiaries and associates other than operating transactions	¥75,544 million
(5)	Other

See Item (1) of “4. Notes to the Consolidated Statement of Income” in “Notes to the Consolidated Financial Statements.”

5.	Note to the Non-Consolidated Statement of Changes in Equity

Number of shares of treasury stock at the end of the fiscal year: 13,041,350 shares

6.	Note to Tax-Effect Accounting

The significant components of deferred tax assets and liabilities are summarized as follows:

(Deferred tax assets)	(Millions of yen)
Depreciation and amortization	109,036
Reserve for product warranties Liability for employees’ retirement benefits	74,418 53,011
Impairment loss on	32,768
Impairment loss on investment in subsidiaries and associates	16,220
Accrued bonuses to employees	11,008
Other	57,916
Subtotal deferred tax assets	354,377
Valuation allowance	(52,974)
Total deferred tax assets	301,403

(Deferred tax liabilities)

Net unrealized gain on available-for-sale securities	(135,715)
Prepaid pension cost	(51,680)
Other	(11,969)
Total deferred tax liabilities	(199,364)

Net deferred tax assets	102,039

7.	Notes to Transactions with Related Parties

(1)	Transactions with subsidiaries

Company name	Ownership percentage of voting rights	Business line	Relationship with the Company		Description of important transactions		Transaction amount (Millions of yen)	Account item	The fiscal year-end balance (Millions of yen)
			Officers’ posts concurrently held (Persons)	Business relationship
DENSO FINANCE & ACCOUNTING CENTER CO., LTD.	Directly holding 100%	Entrusted accounting and financial operations as well as factoring	–	Factoring	Factoring		113,276	Accounts payable—trade	91,898
								Accounts payable—other	15,876
					Lending of loans receivable	Lending of loans receivable	16,972	Short-term loans receivable from subsidiaries and associates	18,846
						Reception of interest	12

Notes:

1.	The transaction amount does not include consumption taxes, whereas the fiscal year-end balance includes consumption taxes.

2.	The transaction amount indicates the average balance during the fiscal year.

3.	The lending of loans receivable and the reception of interest are determined by fully taking into account the market interest rate and other factors.

4.	As for the transaction with DENSO FINANCE & ACCOUNTING CENTER CO., LTD., a portion of the payments for accounts payable—trade and accounts payable—other are settled via factoring under the master agreement entered into by and between the Company, its certain suppliers and DENSO FINANCE & ACCOUNTING CENTER CO., LTD.

5.	As for the transaction with DENSO FINANCE & ACCOUNTING CENTER CO., LTD., the transfer of monetary payables is conducted at the net book value of the Company.

(2) Transactions with other subsidiaries/associates

Company name	Ownership percentage of voting rights	Business line	Relationship with the Company		Description of important transactions		Transaction amount (Millions of yen)	Account item	The fiscal year-end balance (Millions of yen)
			Officers’ posts concurrently held (Persons)	Business relationship
Toyota Motor Corporation	Directly holding 24.39% Indirectly holding 0.17%	Manufacture and sale of automobiles and automotive components	Concurrent appointment: 1	The Company’s products are sold thereto.	Operating transactions	Sale of various automotive components	1,271,249	Accounts receivable—trade	114,619
								Electronically recorded monetary claims-operating	36,000
								Accounts receivable—other	18
						Purchase of various automotive components	46,178	Accounts payable—trade	4,679

Notes:

1.	The transaction amount does not include consumption taxes, whereas the fiscal year-end balance includes consumption taxes.

2.	The above transactions are conducted through negotiations by taking into account the market price and other factors similar to those for general transactions.

8.	Notes to Per Share Data

(1) Equity per share	¥2,683.24
(2) Net loss per share	(¥109.05)

9.	Note to Significant Subsequent Events

See “8. Notes to Significant Subsequent Events” in “Notes to the Consolidated Financial Statements.”

10.	Other Note

The amounts stated in the non-consolidated financial statements are rounded off to the nearest unit.

Reference

Guide to Stock-Related Procedures

To shareholders who receive your dividends at the Japan Post Bank offices, etc., with a dividend receipt:

It is recommended that you choose one of the following options to ensure the safe and secure receipt of your dividends.

Account for Dividend Receipt	Method of Receiving Dividends
1) Securities transaction account

The dividends will be remitted into the shareholder’s accounts at the respective securities companies in proportion to the number of his/her shares deposited therewith.

(Share number pro-rata distribution)

2) Bank account (common to all stock names)	The dividends for all the stock names will be remitted into the account of only one bank. (Japan Post Bank Co., Ltd. cannot be designated.) (Registered account receipt)
3) Bank account (individually designated by stock name)	The dividends will be remitted by stock name into the accounts designated in advance. (Japan Post Bank Co., Ltd., can be designated.) (Individual stock name designation)

To shareholders who wish to open an NISA account:

To be eligible for the tax exemption regarding your dividends, you need to choose option 1) above (Share number pro-rata distribution).

To shareholders who hold the Company’s shares less than one unit (less than 100)

The share unit of the Company is 100, and the shares less than one unit cannot be sold or purchased in the market. However, the following procedures are available.

Description of the System
Sale system	According to this program, the shares less than one share unit can be sold to the Company at the market price.
Additional purchase system

According to this program, the shares that would constitute one share unit (100) together with the shares less than one share unit that he/she holds can be purchased from the

Company at the market price.

Fiscal year	From April 1 to March 31 of the next calendar year
Ordinary general meeting of shareholders	June
Fixed day on which shareholders for dividend payment are confirmed	March 31 If interim dividends are distributed, September 30
Share unit number	100 shares
Stock code	6902
Shareholder registry administrator	Mitsubishi UFJ Trust and Banking Corporation
Account management institution handling special accounts	Mitsubishi UFJ Trust and Banking Corporation

Guide to “My Number System” regarding shares

The My Number, which has been noticed from the jurisdictional municipality to each shareholder, has become a requirement in the tax-related procedures for shares. Accordingly, shareholders of the Company need to notify securities companies with which they have transactions, etc., of their “My Number.”

Inquiries about shares

●	The contact for the designation (change) of dividend reception method, the demand for sale/additional purchase, an address change and other share-related procedures depend on the category of the account in which you have shares.

Account category for the shares you hold	Contact
Securities transaction account	Securities company with which you have opened an account
Special account (shareholders who do not hold the Company’s shares, through securities companies)

Securities Agency Division, Mitsubishi UFJ Trust and Banking Corporation

Contact: 1, Nikkocho 1-chome, Fuchu, Tokyo 0120-232-711 (Toll free in Japan)

Mailing Address: Securities Agency Division, Mitsubishi UFJ Trust and Banking Corporation

P.O. Box #29, Shin-Tokyo Post Office (Japan Post), Tokyo 137-8081

Guide to the Company’s Web site and IR e-mail delivery service

To introduce DENSO’s initiatives to our shareholders and investors, we are active in information disclosure through the Web site below.

DENSO Site “INVESTORS”

www.denso.com/jp/ja/investors/

If you register your e-mail address with our IR e-mail delivery service, Investor News e-mails will be sent from the Company.

Page for registration: https://www.denso.com/jp/ja/investors/ir-mail/